Exhibit 10.1

Execution Version

INTEREST PURCHASE AGREEMENT

by and among

MEDIQ B.V.,
MEDIQ INTERNATIONAL B.V.,
MEDIQ USA HOLDINGS,
BARISTA ACQUISITION I, LLC
BARISTA ACQUISITION II, LLC

and
OWENS & MINOR, INC.

Dated as of May 2, 2017

59630717_19

59630717_19

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LIST OF EXHIBITS

Exhibit A	Definitions

Exhibit B	Working Capital Rules

Exhibit C	Illustrative Calculation of Net Working Capital

Exhibit D	Form of Closing Date Indebtedness Statement

Exhibit E	Form of Escrow Agreement

Exhibit F	Form of Transition Services Agreement

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INTEREST PURCHASE AGREEMENT
This INTEREST PURCHASE AGREEMENT, dated as of May 2, 2017 (this “Agreement”), is by and among Barista Acquisition I, LLC, a Virginia limited liability company (“Buyer A”), Barista Acquisition II, LLC, a Virginia limited liability company (“Buyer B” and, together with Buyer A, the “Buyers”), Mediq B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Mediq”), Mediq International B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands (“Mediq International” and, together with Mediq, the “Sellers”), Mediq USA Holdings, a Delaware general partnership (the “Company”), and solely for the purposes of Section 10.20 of this Agreement, Owens & Minor, Inc., a Virginia corporation (the “Guarantor”). The Buyers, the Sellers and the Company are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Exhibit A attached hereto.
WHEREAS, the Sellers collectively own one hundred percent (100%) of the partnership interests (the “Interests”) of the Company;
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Buyers desire to purchase from the Sellers, and the Sellers desire to sell to the Buyers, all of the Interests;
WHEREAS, the respective boards of directors or equivalent governing body, as applicable, of each of the Buyers, the Sellers and the Company have approved this Agreement and the transactions contemplated hereby; and
WHEREAS, concurrently with the execution of this Agreement, the Group Companies and certain key employees of the Group Companies listed on Schedule 1 (the “Key Employees”) have entered into retention agreements (collectively, the “Retention Agreements”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and undertakings contained herein, and subject to and on the terms and conditions set forth herein, the Parties agree as follows:
ARTICLE I

PURCHASE AND SALE
Section 1.1    Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer and convey to the Buyers, and the Buyers shall purchase and acquire from the Sellers, all of the Interests, free and clear of all Liens.
Section 1.2    Purchase Price. The aggregate purchase price for all of the Interests (the “Purchase Price”) shall be an amount equal to the sum of:
(a)    $380,000,000 (the “Base Purchase Price”);

(b)    plus the amount (if any) by which Net Working Capital exceeds the Target Net Working Capital;
(c)    plus the Cash and Cash Equivalents;
(d)    minus the Company Transaction Expenses;
(e)    minus the outstanding amounts of Indebtedness and Debt-Like Items of the Group Companies as of immediately prior to the Closing; and
(f)    minus the amount (if any) by which the Target Net Working Capital exceeds Net Working Capital.
Section 1.3    Closing Date Statements. Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyers:
(a)    a statement (the “Closing Date Financial Certificate”), signed by the Chief Financial Officer, which sets forth a good faith estimate and which shall include reasonably detailed supporting calculations of (i) the Net Working Capital (the “Estimated Closing Net Working Capital”), and the Estimated Net Working Capital Surplus or the Estimated Net Working Capital Deficit, as the case may be, (ii) the Company Transaction Expenses (the “Estimated Closing Company Transaction Expenses”), and (iii) the Cash and Cash Equivalents (the “Estimated Closing Cash”), and, in the case of (i), calculated in accordance with the accounting principles set forth on Exhibit B (the “Working Capital Rules”) and presented consistent with Exhibit C, which exhibit provides an illustrative calculation of Net Working Capital as of March 31, 2017. The Company shall provide reasonable supporting detail to evidence the Company’s calculations, explanations and assumptions for the calculation of amounts on the Closing Date Financial Certificate, it being agreed that (x) the Company will permit the Buyers and their Representatives to review and comment in advance on the Closing Date Financial Certificate and (y) the Company shall consider in good faith any reasonable comments provided by the Buyers on the Closing Date Financial Certificate; and
(b)    a statement (the “Closing Date Indebtedness Statement”), prepared in accordance with Exhibit D and signed by the Chief Financial Officer, which sets forth by lender or other party a good faith estimate of the Indebtedness and Debt-Like Items of the Group Companies outstanding as of immediately prior to the Closing (the “Estimated Closing Indebtedness”). The Company shall provide reasonable supporting detail to evidence the Company’s calculations, explanations and assumptions for the calculation of amounts on the Closing Date Indebtedness Statement.
Section 1.4    Closing Payments. At the Closing, the Buyers shall:
(a)    on behalf of the Company, pay or cause to be paid, by wire transfer of immediately available funds to such account or accounts as the Company specifies to the Buyers pursuant to the Closing Date Financial Certificate, the aggregate amount of the Estimated Closing Company Transaction Expenses;

(b)    on behalf of the Company, pay or cause to be paid, by wire transfer of immediately available funds to such account or accounts as the Company specifies to the Buyers pursuant to the Closing Date Indebtedness Statement and the Payoff and Release Documents, the aggregate amount of the Payoff Indebtedness;
(c)    pay or cause to be paid to the Escrow Agent, for deposit in the Indemnity Escrow Fund, the Indemnity Amount, which shall be held by the Escrow Agent subject to and in accordance with the terms of the Escrow Agreement and the applicable provisions of this Agreement; and
(d)    pay or cause to be paid to the Sellers, by wire transfer of immediately available funds to such account or accounts as the Sellers specify to the Buyers in accordance with written instructions delivered by the Sellers to the Buyers at least three (3) Business Days prior to the Closing Date, the Closing Cash Payment.
Section 1.5    Post-Closing Adjustment.
(a)    Within sixty (60) days after the Closing Date, the Buyers shall prepare and deliver to the Sellers a statement (the “Preliminary Closing Statement”), which sets forth the Buyers’ good faith calculation of, and which shall include reasonably detailed supporting calculations of, (i) the Net Working Capital, calculated in accordance with the Working Capital Rules and presented consistent with Exhibit C (the “Closing Net Working Capital”), (ii) the amount of Indebtedness and Debt-Like Items of the Group Companies outstanding as of immediately prior to the Closing (the “Closing Indebtedness”), prepared in accordance with Exhibit D, (iii) the Company Transaction Expenses (the “Closing Company Transaction Expenses”), and (iv) the Cash and Cash Equivalents (the “Closing Cash”). If the Buyers fail to produce the Preliminary Closing Statement within sixty (60) days after the Closing Date, then the Estimated Closing Net Working Capital, Estimated Closing Company Transaction Expenses, Estimated Closing Indebtedness and Estimated Closing Cash prepared by the Company shall become final and binding. Purchase accounting or other adjustments arising out of the consummation of the transactions contemplated by this Agreement shall not be considered for purposes of determining the Preliminary Closing Statement. The Preliminary Closing Statement shall be based on facts and circumstances as they exist immediately prior to the Closing and shall exclude the effect of any act, decision, change in circumstance, development or event arising or occurring on or after the Closing.
(b)    The Preliminary Closing Statement shall become the Final Closing Statement and become final and binding upon the Parties hereto on the date that is forty-five (45) days following the date on which the Preliminary Closing Statement was received by the Sellers, unless prior to such date the Sellers deliver to the Buyers written notice of the Sellers’ disagreement with any item (each item, a “Disputed Item” and collectively, the “Disputed Items”) contained in the Preliminary Closing Statement, which notice shall set forth in reasonable detail the item, amount and basis for each Disputed Item (a “Notice of Disagreement”). During the forty-five (45) day period following the Sellers’ receipt of the Preliminary Closing Statement, the Buyers shall after reasonable advance notice by the Sellers (i) permit the Sellers and their accountants to consult with the Company and the Buyers’ accountants during normal business hours, and (ii) provide to the Sellers and their accountants under reasonable circumstances a copy of the relevant books and records (including those of the Buyers’ accountants subject to the execution of appropriate agreements with the Buyers’ accountants) relating to the preparation of the Preliminary Closing Statement. If a Notice of Disagreement is delivered to the Buyers, then the Preliminary Closing Statement (as revised in accordance with clause (A) or (B) below) shall become the Final Closing Statement and become final and binding upon the Parties on the earlier of the date (A) on which the Sellers and the Buyers resolve in writing any differences they have with respect to the Disputed Items specified in the Notice of Disagreement, and (B) all Disputed Items are finally resolved in writing by the Accounting Firm in accordance with Section 1.5(c). During the thirty (30) days following the delivery to the Buyers of a Notice of Disagreement, the Buyers and the Sellers shall seek in good faith to resolve in writing any differences they have with respect to the Disputed Items specified in the Notice of Disagreement. Any such Disputed Item resolved in writing by the Buyers and the Sellers during the thirty (30) days following the delivery to the Buyers of a Notice of Disagreement shall be final and binding upon the Parties. If the Buyers and the Sellers are able to resolve in writing all of the Disputed Items set forth in the Notice of Disagreement within thirty (30) days following the delivery to the Buyers of such Notice of Disagreement, then the Final Closing Statement shall be prepared in accordance with the agreement of the Buyers and the Sellers.
(c)    If the Buyers and the Sellers are unable to resolve the disputed items set forth in the Notice of Disagreement within thirty (30) days following the delivery to the Buyers of such Notice of Disagreement, the Sellers and the Buyers shall submit such dispute to be resolved by (x) Grant Thornton or (y) in the event such accounting firm is unable or unwilling to take such assignment, a nationally recognized independent accounting firm mutually agreed upon by the Buyers and the Sellers (the “Accounting Firm”). The Buyers and the Sellers shall submit to the Accounting Firm for review and resolution all Disputed Items (but only such Disputed Items) that are set forth in the Notice of Disagreement which remain in dispute. The Buyers and the Sellers shall instruct the Accounting Firm to select one of its partners experienced in purchase price adjustment disputes to make a final determination of the Net Working Capital, the outstanding amounts of Indebtedness and Debt-Like Items as of immediately prior to the Closing, the Company Transaction Expenses and the Cash and Cash Equivalents calculated with reference to the items that are in dispute as set forth in the Notice of Disagreement. In resolving the items in the Notice of Disagreement that are still in dispute and in determining the Net Working Capital, the outstanding amounts of Indebtedness and Debt-Like Items of the Group Companies as of immediately prior to the Closing, the Company Transaction Expenses and the Cash and Cash Equivalents, the Accounting Firm shall (i) not assign to any item in dispute a value that is (A) greater than the greatest value for such item assigned by the Buyers, on the one hand, or the Sellers, on the other hand, or (B) less than the smallest value for such item assigned by the Buyers, on the one hand, or the Sellers, on the other hand, (ii) make a final determination of the Disputed Items in accordance with the provisions, the guidelines and the procedures set forth in this Agreement, (iii) act as an expert and not as an arbitrator, (iv) render a final resolution in writing to the Buyers and the Sellers (which final resolution shall be requested by the Buyers and the Sellers to be delivered not more than thirty (30) days following submission of such Disputed Items to the Accounting Firm or such longer period as the Accounting Firm may reasonably require), which, absent manifest error, shall be final, conclusive and binding on the Parties with respect to the Net Working Capital, the outstanding amounts of Indebtedness and Debt-Like Items of the Group Companies as of immediately prior to the Closing, the Company Transaction Expenses and the Cash and Cash Equivalents, and (v) not

engage in independent factual investigation, not hear evidence from either the Buyers or the Sellers outside the presence of both the Buyers and the Sellers, and not engage in ex parte communications with the Buyers or the Sellers. The fees and disbursements of the Accounting Firm shall be borne by (A) the Buyers in the proportion that the aggregate dollar value of the Disputed Items submitted to the Accounting Firm that are unsuccessfully disputed by the Buyers bears to the aggregate value of all such items so disputed and (B) the Sellers in the proportion that the aggregate dollar value of the Disputed Items submitted to the Accounting Firm that are unsuccessfully disputed by the Sellers bears to the aggregate value of all such items so disputed.
(d)    The Preliminary Closing Statement (as adjusted by the agreement of the Parties or at the direction of the Accounting Firm, as applicable) shall be deemed final and binding upon the Parties hereto and shall become the Final Closing Statement for the purposes of this Section 1.5 upon the earliest of the (i) failure of the Sellers to notify the Buyers of a dispute within forty-five (45) days after delivery to the Sellers of the Preliminary Closing Statement, (ii) resolution of all disputes, pursuant to Section 1.5(b), by the Buyers and the Sellers, or (iii) resolution of all remaining disputes, pursuant to Section 1.5(c), by the Accounting Firm.
(e)    Within five (5) Business Days following the determination of the Final Closing Statement:
(i)    if there is a Final Deficit, then the Sellers shall pay an amount equal to such Final Deficit to the Buyers in accordance with Section 1.5(f); and
(ii)    if there is a Final Surplus, then the Buyers shall pay an amount equal to such Final Surplus to the Sellers in accordance with Section 1.5(f).
(f)    All payments required under this Section 1.5 shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s).
(g)    The Parties acknowledge the procedures set forth in this Section 1.5 are not intended to permit the introduction of accounting methods, policies, practices, procedures, classifications or estimation methodologies in connection with the determination of Net Working Capital other than as required by the Working Capital Rules.
Section 1.6    Withholding. Notwithstanding anything in this Agreement to the contrary, the Buyers shall be entitled to withhold from any amount otherwise payable pursuant to this Agreement such amounts as are required to be withheld under applicable Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the event that the Buyers determine that withholding is required under applicable Law with regard to amounts otherwise payable to the Sellers under this Agreement, the Buyers shall promptly notify the Sellers of such withholding obligation and the Buyers shall work in good faith with the Sellers to avoid the application of any such withholding obligation. In connection with any payments to be made by the Buyers pursuant to Section 1.4(a) and Section 1.4(b), to the extent such payments are made to non-U.S. Persons, the

Company shall deliver to the Buyers reasonably in advance of the Closing Date any necessary Tax forms as required under the Code or any local, state or foreign Tax Laws to establish the appropriate withholding Taxes (if any) and Tax reporting required in connection with such payments.
ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the terms, conditions and limitations set forth in this Agreement, the Company hereby represents and warrants to the Buyers as follows:
Section 2.1    Organization. The Company (a) is a general partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware, and (b) has all requisite general partnership power and general partnership authority to own, lease and operate its properties and to carry on in all material respects its businesses as owned or conducted on the date hereof. The Company is duly qualified or licensed and in good standing to do business as a foreign entity under the Laws of each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure of such qualification, license or registration would not reasonably be expected to have a Material Adverse Effect.
Section 2.2    Authorization. The Company has all requisite general partnership power and general partnership authority to execute and deliver this Agreement and the Company Ancillary Documents, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Company Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary general partnership action on the part of the Company, and no other general partnership action or proceeding on the part of the Company, any Company Subsidiary or the Sellers is required to authorize the execution, delivery and performance hereof and thereof by the Company, and the consummation of the transactions contemplated hereby and thereby. Subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies, (a) this Agreement has been duly authorized, executed and delivered by the Company and, assuming that this Agreement has been duly authorized, executed and delivered by the other Parties, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, and (b) as of the Closing Date, the Company Ancillary Documents shall be duly authorized, executed and delivered by the Company and, assuming that such Company Ancillary Documents have been duly authorized, executed and delivered by the other parties thereto, shall constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
Section 2.3    Capitalization of the Company. As of the date hereof, the Interests constitute all the Equity Interests of the Company, and as of the Closing the Interests shall constitute all of the Equity Interests of the Company. The Interests are held of record by the Sellers in the respective amounts set forth on Schedule 2.3, free and clear of Liens other than Permitted Liens.

Except as set forth on Schedule 2.3, the Company has no Equity Interests or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except for the Interests, there are no outstanding (i) Equity Interests or voting securities of the Company, (ii) securities convertible or exchangeable into Equity Interests of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem Equity Interests of the Company or (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company. All of the outstanding Interests of the Company have been duly authorized. Except as set forth on Schedule 2.3, there are no preemptive or subscription rights or other similar rights in respect of the Interests and there are no Liens (other than Permitted Liens) on, or voting trusts, shareholder agreements, proxies or other contractual obligations relating to, the ownership, transfer or voting of the Interests. There is no contractual obligation, or provision in the organizational documents of the Company which requires the Company to issue, sell, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, the Interests.
Section 2.4    Company Subsidiaries.
(a)    Schedule 2.4 sets forth a true and complete list of the name, jurisdiction of organization, authorized capitalization, the number of type of all issued and outstanding capital stock or other equity securities and the current ownership of all issued and outstanding capital stock or other equity securities of each Company Subsidiary. Except as set forth on Schedule 2.4, there are no contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound to (i) repurchase, redeem or otherwise acquire any shares of the capital stock or other equity securities of any Company Subsidiary or (ii) vote or dispose of any shares of the capital stock or other equity securities of any Company Subsidiary.
(b)    Each Company Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate, partnership or limited liability company authority to own, lease and operate its properties and to carry on in all material respects its businesses as owned or conducted on the date hereof. Each Company Subsidiary is duly qualified or licensed and in good standing to do business as a foreign entity under the Laws of each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure of such qualification, license or registration would not reasonably be expected to have a Material Adverse Effect.
(c)    Except as set forth on Schedule 2.4(c), (i) all of the outstanding Equity Interests of each Company Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights and are owned by the Company, whether directly or indirectly, free and clear of all Liens (other than Permitted Liens), (ii) there are no options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls, commitments of any character whatsoever or other agreements relating to, or the value of which is based on, the Equity

Interests of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, deliver or sell any Equity Interests of, or any other security or interest in, any Company Subsidiary and (iii) there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of any Equity Interests of or any other interests in any Company Subsidiary.
Section 2.5    Consents and Approvals; No Violations. Except as set forth on Schedule 2.5, and subject to the applicable requirements of the HSR Act, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (a) conflict with or result in any breach of any provision of the Organizational Documents of any Group Company, (b) require any filing with, or the obtaining of any material permit, authorization, consent or approval of, any Governmental Entity, (c) result in a default (with or without notice or lapse of time) under, conflict with, or result in a breach of any of the terms or provisions of, or give rise to any consent rights or right of termination, cancellation or acceleration of any obligation, the loss of any benefit, or the imposition of any additional obligations under, any of the terms, conditions or provisions of any Company Material Contract or Company IP Agreement, (d) result in the creation of any Lien on any property or asset of the Company or any Group Company, or (e) violate any Law, order, injunction or decree applicable to any Group Company, excluding from the foregoing clauses (b), (c), (d) and (e) such requirements, violations, conflicts, defaults or rights which would not reasonably be expected to be material to the Group Companies.
Section 2.6    Financial Statements. Attached hereto as Schedule 2.6 are copies of (a) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2015, and the related unaudited consolidated statement of operations of the Company and the Company Subsidiaries for the fiscal year then ended, (b) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2016, and the related unaudited consolidated statement of operations of the Company and the Company Subsidiaries for the fiscal year then ended ((a) and (b) collectively referred to as the “Financial Statements”), and (c) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2017 (the “Interim Balance Sheet”) and the related unaudited consolidated statement of operations of the Company and the Company Subsidiaries for the three (3) month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). Except as set forth on Schedule 2.6, each of the Financial Statements and the Interim Financial Statements (i) has been prepared in accordance with IFRS in all material respects and applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) do not materially misstate the consolidated financial position and results of operations of the Company and all the Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with IFRS, except as otherwise noted therein and subject to the absence of notes and, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments. The system of internal controls over financial reporting of the Company and any Company Subsidiary is sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of the Financial Statements and the Interim Financial Statements in accordance with IFRS in all material respects, except as otherwise noted therein and subject to the absence of notes and, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments.

Section 2.7    No Undisclosed Liabilities. Except as set forth in the Interim Balance Sheet or Schedule 2.7, the Company and the Company Subsidiaries do not have any liabilities or obligations of the type required to be disclosed in the Interim Balance Sheet in accordance with IFRS, except for liabilities and obligations (a) incurred since the Balance Sheet Date in the Ordinary Course, (b) incurred since the Balance Sheet Date pursuant to or in connection with this Agreement or the transactions contemplated hereby, (c) disclosed in this Agreement (or its Schedules), (d) under the executory portion of a Contract to which any Group Company is a party that has not yet been performed (none of which arise from a breach or failure to comply with such Contract) or (e) which would not reasonably be expected to be material to the Group Companies.
Section 2.8    Absence of Certain Changes. Except as set forth on Schedule 2.8, since the Balance Sheet Date and through the date hereof:
(a)    the Group Companies have conducted their business in all material respects in the Ordinary Course;
(b)    there has been no Material Adverse Effect;
(c)    there has been no casualty, loss, damage or destruction of any property that is material to the Group Companies and that is not covered by insurance;
(d)    there has been no material change in the accounting methods or practices of any Group Company or any change in depreciation or amortization policies or rates theretofore adopted by any of the Group Companies; and
(e)    none of the Group Companies has taken any action which, if taken after the execution and delivery of this Agreement without the prior consent of the Buyers, would have constituted a material breach of Section 5.1, or has entered into any agreement, commitment or transaction with respect to any of the foregoing.
Section 2.9    Real Property; Personal Property.
(a)    None of the Group Companies owns any real property.
(b)    Schedule 2.9(b) lists all real property leased, subleased or otherwise used or occupied by any Group Company as either lessor or lessee (each, a “Leased Real Property” and collectively, the “Leased Real Properties”), the name of the landlord, the name of the entity holding such leasehold interest and the street address of each Leased Real Property.
(c)    Schedule 2.9(c) sets forth a true, correct and complete list of all leases, subleases and other agreements (including all amendments thereto) with respect to the Leased Real Properties (each, a “Lease” and collectively, the “Leases”). True, correct and complete copies of each of the Leases have been made available to the Buyers.
(d)    The Leased Real Properties constitute all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Group Companies.

(e)    With respect to each Leased Real Property, and except as set forth on Schedule 2.9(e): (i) the Company or one of the Company Subsidiaries has good leasehold title to such Leased Real Property, free and clear of any and all Liens except for Permitted Liens; (ii) subject to bankruptcy, insolvency, reorganization, moratorium or similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, the Lease for such Leased Real Property is legal, valid, binding, enforceable and in full force and effect in all respects, except where the failure of such Leased Real Property to be legal, valid, binding, enforceable or in full force and effect would not reasonably be expected to be material to the Group Companies; (iii) no Group Company has given or received any written notice of default under any Lease which has not been cured, no event has occurred or circumstance exists which, with the delivery of written notice, the passage of time or both, would constitute a material breach or material default under such Lease on the part of the applicable Group Company, nor, to the Knowledge of the Company, on the part of the other party thereto; (iv) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default thereunder which has not been replenished to the extent required under such Lease; (v) no Group Company owes any brokerage commissions or finder’s fees with respect to such Lease; (vi) no Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property (or any portion thereof) that is the subject matter of such Lease; (vii) no Group Company has collaterally assigned or granted any other security interest in such Leased Real Property or any interest therein; (viii) the buildings and improvements on the Leased Real Properties are in good operating condition and are adequate and suitable for their current uses and purposes, except where the failure of such Leased Real Property to be in good operating condition would not reasonably be expected to be material to the Group Companies; and (ix) to the Knowledge of the Company, no rights of first refusal or options to purchase are in effect as to all or any material portion of the Leased Real Property.
(f)    Except as set forth in Schedule 2.9(f) or except as would not reasonably be expected to be material to the Group Companies, a Group Company has good and marketable title to each item of equipment, machinery and other tangible personal property reflected in the Interim Financial Statements as owned by a Group Company, free and clear of all Liens (other than Permitted Liens).
(g)    Except as set forth in Schedule 2.9(g) or except as would not reasonably be expected to be material to the Group Companies, the buildings (including all components of such buildings, structures and other improvements), equipment, machinery and other tangible personal property owned or leased by, or licensed to, the Group Companies are sufficient to conduct the business and operations of the Group Companies after the Closing in all respects in the same manner as conducted as of the date hereof. Except as set forth in Schedule 2.9(g) or except as would not reasonably be expected to be material to the Group Companies, such buildings, equipment, machinery and other tangible personal property are in in all respects in good operating condition and maintenance and repair, ordinary wear and tear excepted.
Section 2.10    Intellectual Property.
(a)    Schedule 2.10(a)(i) contains a true, correct and complete list of all (i) Company Registered Intellectual Property including, as appropriate, the jurisdiction of registration or application, the registered owner or applicant, and the registration and application dates and numbers and (ii) material Company Software. A Group Company possesses all right, title and interest in the Company Registered Intellectual Property. Except as set forth on Schedule 2.10(a)(ii) and except as would not reasonably be expected to be material to the Group Companies, the Company Registered Intellectual Property is subsisting, valid and enforceable. All maintenance fees necessary to maintain the Company Registered Intellectual Property through the Closing Date have been paid.
(b)    (i) A Group Company owns or is authorized to use pursuant to valid written license, all material Intellectual Property used or held for use in the conduct of the business of the Group Companies (the “Company Intellectual Property”), free and clear of all Liens (other than Permitted Liens), and, except for the Intercompany IP provided under the Transition Services Agreement, such ownership or valid right to use the Company Intellectual Property will not be affected by the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby; (ii) there are no judgments finding any of the Company Intellectual Property to be invalid or unenforceable; and (iii) there are no proceedings pending or, to the Knowledge of the Company, threatened, that challenge the validity, use, ownership, or enforceability of the Company Intellectual Property. Schedule 2.10(b) contains a true, correct and complete list of all Intercompany IP.
(c)    Schedule 2.10(c) sets forth a listing of (i) each Inbound License other than agreements for Commercially Available Software or “shrink-wrap” agreements, and (ii) each Outbound License, other than any non-exclusive licenses to customers, contractors and distributors entered into in the Ordinary Course.
(d)    (i) Except as would not reasonably be expected to be material to the Group Companies, neither the use of the Intellectual Property as currently used by any of the Group Companies in the conduct of their business, nor the conduct of their business as currently conducted, infringes, misappropriates or violates the rights of any Person in any Intellectual Property, and (ii) no Group Company has received any claim or notice in writing or, to the Knowledge of the Company, otherwise (including any “cease and desist” letters, patent assertions or adverse invitations to license) in the past two (2) years, and no proceeding is pending or, to the Knowledge of the Company, threatened, alleging any of the same.
(e)    (i) There are no claims, proceedings, actions, suits, hearings, arbitrations, investigations, charges, complaints, demands or similar actions currently pending or, to the Knowledge of the Company, threatened in writing, or that have been brought within the last two (2) years, by any Group Company against any Person alleging infringement, misappropriation, or violation of any Company Intellectual Property; and (ii) to the Knowledge of the Company, no Person is currently infringing upon, misappropriating, or otherwise violating any of the Company Intellectual Property.
(f)    Each Group Company has taken commercially reasonable measures to protect its trade secrets and other proprietary or confidential information, and, except as would not reasonably be expected to be material to the Group Companies, no Group Company has disclosed any such information to any other Person except in the Ordinary Course and subject to obligations of confidence.
(g)    Except as would not reasonably be expected to be material to the Group Companies, no Group Company is in breach or default in the performance of any term or condition contained in any Company IP Agreement, nor, to the Knowledge of the Company, has an event occurred that with notice or lapse of time would constitute a breach or default by a Group Company.
(h)    To the Knowledge of the Company, in the past two (2) years, there have been no breaches or failures of any software, hardware, databases, computer equipment or other information technology owned by or operated on behalf of any Group Company that would reasonably be expected to be material to the Group Companies.
Section 2.11    Litigation. Except as set forth on Schedule 2.11 or as would not reasonably be expected to be material to the Group Companies (x) to the Knowledge of the Company, there is no investigation pending or threatened, by any Governmental Entity with respect to the Group Companies; and (y) there are no claims, actions, suits, proceedings, arbitrations or mediations pending or, to the Knowledge of the Company currently threatened, against any of the Group Companies or any of their respective assets or properties at Law or in equity. Neither the Company nor any Company Subsidiary is subject to any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Entity.
Section 2.12    Company Material Contracts.
(a)    Schedule 2.12(a) sets forth a true, correct and complete list of the Company Material Contracts as of the date hereof.
(b)    The Company Material Contracts (except those that lapse after the date hereof in accordance with their terms) are in full force and effect in all material respects in accordance with their respective terms with respect to the applicable Group Company and the other party thereto, assuming the due authorization, execution and delivery by such other party, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Except as set forth on Schedule 2.12(b), there does not now exist, under any Company Material Contract any event of material default or event or condition that constitutes a material violation, breach or event of default thereunder on the part of the applicable Group Company.
Section 2.13    Tax Returns; Taxes. Except as otherwise disclosed on Schedule 2.13:
(a)    Since its date of formation, the Company has had an election in place to be treated as a corporation for U.S. federal Tax purposes;
(b)    all Tax Returns required to be filed by or with respect to the Group Companies have been timely filed, and all such Tax Returns are complete and correct in all material respects solely in relation to the ultimate tax liability calculated and reflected on such Tax Returns;

(c)    all Taxes due and owing by any of the Group Companies (whether or not such Taxes are shown or required to be shown on a Tax Return) have been timely paid in full, except to the extent such amounts are being contested in good faith through appropriate proceedings, as detailed on Schedule 2.13(c);
(d)    no examination or audit of any Tax Return relating to any Taxes of the Group Companies or with respect to any Taxes due from or with respect to the Group Companies by any Governmental Entity (including jurisdictions where the Group Companies have not filed Tax Returns) is currently in progress or, to the Knowledge of the Company, threatened in writing. No material assessment of Tax has been proposed in writing against any of the Group Companies or any of their assets or properties. There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to any of the Group Companies for any taxable period, other than pursuant to an extension of time to file obtained in the Ordinary Course;
(e)    no claim has ever been made in writing by any authority in a jurisdiction where the Group Companies do not file Tax Returns that any of the Group Companies is or may be subject to taxation by that jurisdiction;
(f)    the Group Companies have withheld and paid all Taxes required to have been withheld and paid by the Group Companies in connection with amounts paid to any employee, independent contractor, creditor, shareholder or other third party;
(g)    there are no Liens for Taxes against any asset of the Group Companies (other than Liens for Taxes which are not yet due and payable);
(h)    none of the Group Companies will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized in a taxable period ending on or before the Closing Date as a result of (i) any change in method of accounting or use of an improper method of accounting on or prior to the Closing Date; (ii) any intercompany transaction among the Group Companies under Section 1502 on or prior to the Closing Date; (iii) any installment sale or open transaction occurring on or prior to the Closing Date where any portion of the future payments has been included as an asset in the calculation of Net Working Capital without the inclusion in liabilities of the associated Tax liability, other than with respect to sales from inventory in the Ordinary Course; or (iv) any closing agreement as described in Section 7121 of the Code entered into prior to the Closing;
(i)    no Group Company is a party to any Tax allocation or sharing agreement under which any Group Company will have any liability after the Closing Date for Taxes of any Person that is not a member of the Group Companies (excluding commercial agreements the primary subject of which is not Taxes);
(j)    none of the Group Companies (A) is or has ever been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than the group to which they are currently members and the common parent of which is the Company), or (B) has any liability for the Taxes of any Person (other than the Company or any of the Company Subsidiaries)

under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local, or foreign law), as a transferee or successor, by Contract (excluding commercial agreements the primary subject of which is not Taxes) or otherwise;
(k)    within the meaning of Treasury Regulation Section 1.6011-4 or 6707A(c)(1) or comparable provisions of any state or foreign Law, no Group Company is or has been a party to any “reportable transaction” that is or was required to be included in a disclosure statement accompanying a Tax Return, other than a listed transaction described in Treasury Regulation Section 1.6011-4(b)(5) and described on Schedule 2.13(k);
(l)    the Group Companies have collected all sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Entities, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations;
(m)    no Group Company has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify, in whole or in part, for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement; and
(n)    the Company has not been a “United States real property holding corporation” as such term is defined in Section 897(c)(2) of the Code during the applicable testing period Section 897(c)(1)(A)(ii) of the Code.
Notwithstanding any other provision of this Agreement or otherwise, (i) the representations and warranties contained in Section 2.7, Section 2.8, Section 2.13 and Section 2.16 constitute the sole and exclusive representations and warranties of the Group Companies relating to any Taxes or Tax Returns and (ii) nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of any of the Group Companies that is or may be available to offset or reduce any Taxes of the Group Companies for any Post-Closing Tax Period.
Section 2.14    Environmental Matters.
(a)    Except as would not reasonably be expected to be material to the Group Companies, each Group Company is, and has for the past three (3) years been, in compliance in all respects with all applicable Environmental Laws, which compliance includes obtaining, possessing and complying in all respects with all Environmental Permits required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business and making all filings that may be required by applicable Environmental Laws.
(b)    No Group Company has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, exposed any Person to, or Released any Hazardous Substance or (ii) owned, leased or operated any site, facility or property, which is or has been contaminated by any Hazardous Substance by any Group Company, in each of (i) and (ii) that would reasonably be expected to be material to the Group Companies pursuant to any Environmental Laws. No facility owned, leased or occupied by the Group Companies contains: polychlorinated biphenyls, asbestos-containing materials, aboveground or underground storage tanks, or any landfills, surface impoundments or disposal areas, in each case that would reasonably be expected to be material to the Group Companies pursuant to Environmental Laws.
(c)    To the Knowledge of the Company, none of the Group Companies has assumed, undertaken or otherwise become subject to any material obligation or liability of any other Person relating to any Environmental Laws.
(d)    No Group Company is, or may be, subject to any pending, or, to the Knowledge of the Company, threatened, claim by any Governmental Entity (i) based upon any provision of any Environmental Law and arising out of any act or omission of any Group Company or any of their respective employees, agents or Representatives, or (ii) arising out of the ownership, use, control or operation by any Group Company of any facility, site, area or property from which there was a Release of any Hazardous Substance, in each case, which claim, if adversely resolved, would reasonably be expected to be material to any of the Group Companies.
(e)    Notwithstanding any other provisions of this Agreement or otherwise, the representations and warranties contained in this Section 2.14 constitute the sole and exclusive representations and warranties of the Company relating to Environmental Laws.
Section 2.15    Licenses and Permits. Except for non-healthcare related Licenses obtained in the Ordinary Course, Schedule 2.15 sets forth a true, correct and complete list of all Licenses held by any of the Group Companies. The Group Companies own or possess all Licenses that are necessary to enable them to carry on their respective operations as presently conducted, except, in each case, where the failure to own or possess any such License would not reasonably be expected to be material to the Group Companies. Except as otherwise disclosed on Schedule 2.15, each of the Group Companies has been for the past three (3) years and is in compliance with the terms of all such Licenses, except where the failure to be in compliance would not reasonably be expected to be material to the Group Companies. There is not now pending nor, to the Knowledge of the Company, threatened in writing any action by or before any Governmental Entity, or entity acting on behalf of any such Governmental Entity, to revoke, cancel, rescind, modify or refuse to renew any License, and all of such Licenses are in good standing, except where any such action, or consequences thereof, would not reasonably be expected to be material to the Group Companies.
Section 2.16    Company Benefit Plans.
(a)    Schedule 2.16(a) contains a true, correct and complete list of all Company Benefit Plans. With respect to each Company Benefit Plan, the Company has delivered or made available to the Buyers complete and accurate copies of (i) such Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a written description thereof), (ii) each trust, insurance, annuity or other funding Contract related thereto, (iii) the most recent summary plan description and any summary of material modifications (if any) prepared for each Company Benefit Plan, (iv) the two (2) most recent financial statements and actuarial or other valuation reports prepared with respect to any Company Benefit Plan, (v) the most recent determination or opinion letter from the

Internal Revenue Service (“IRS”) covering any Company Benefit Plan intended to be tax qualified under Section 401(a) of the Code and (vi) the two (2) most recent annual reports on Form 5500 required to be filed with respect to any Company Benefit Plan (if any).
(b)    Except as set forth on Schedule 2.16(b), or to the extent that any breach of the representations set forth in this Section 2.16(b) would not reasonably be expected to be material to the Group Companies:
(i)    No Company Benefit Plan is a “multiemployer pension plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA) or a “multiple employer plan” described in Section 413(c) of the Code, and the Company has no obligation or liability in connection with any such “multiemployer plan” or “multiple employer plan”;
(ii)    No Company Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit plan and the Company has no obligation or liability in connection with any such Company Benefit Plan;
(iii)    In the past three (3) years, each Company Benefit Plan has been established, administered and operated in all respects in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code;
(iv)    No liability, claim, action or litigation has been made, commenced or, to the Knowledge of the Company, threatened in the past three (3) years, and to the Knowledge of the Company no investigation has been made, commenced or threatened in the past three (3) years, with respect to any Company Benefit Plan (other than routine claims for benefits payable in the Ordinary Course, and appeals of denied such claims);
(v)    Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the U.S. IRS, or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination letter or opinion letter;
(vi)    No Company Benefit Plan provides for post-employment or retiree welfare benefits, except as required by applicable Laws, and the Company has no obligation or liability in connection with any such Company Benefit Plan;
(vii)    No Group Company nor, to the Knowledge of the Company, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in the past three (3) years in connection with any Company Benefit Plan that would reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code; and

(viii)    No Group Company has filed in the past two (2) years an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program with respect to any Company Benefit Plan.
(c)    No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event, including any termination of employment) by any Disqualified Individual will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Schedule 2.16(c) sets forth, with respect to each Disqualified Individual, (i) such person’s name, title and a reasonable estimate of such person’s “base amount” and (ii) a calculation of the aggregate present value of the “parachute payments” (each, as defined in Section 280G of the Code) such person could receive. Except as provided on Schedule 2.16(c), no Participant is entitled to receive any gross-up or additional payment by reason of any Tax being imposed on such person, including any Tax required by Section 409A or 4999 of the Code. Notwithstanding anything in this Section 2.16(c) to the contrary, this Section 2.16(c) does not include, and no representation or warranty is made with respect to, any amounts or other entitlements that could be received by any Disqualified Individual in connection with agreements or arrangements entered into with the Buyers or their Affiliates, whether prior to, on or after the date hereof, unless such agreements or arrangements (including all information required to determine the aggregate present value of the “parachute payments” (each, as defined in Section 280G of the Code) such person could receive thereunder) have been provided to the Sellers no later than three (3) Business Days prior to the date hereof.
(d)    Each Company Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is and has been operated and administered in compliance with, and is and has been in documentary compliance with, Section 409A of the Code and any proposed and final guidance under Section 409A of the Code.
(e)    To the Knowledge of the Company, none of the Group Companies has received notice of and there are no investigations by any Governmental Entity with respect to termination proceedings or other claims, suits or proceedings (except routine claims for benefits payable in the Ordinary Course) against or involving any Company Benefit Plan. Each Company Benefit Plan intended to be tax “qualified” has been administered in all respects in accordance with its terms and in compliance with applicable laws, including ERISA and the Code. Each of the Group Companies has made all required corrective contributions to any Company Benefit Plan that is intended to be tax-qualified under the Code.
(f)    Except as provided on Schedule 2.16(f), neither the execution and delivery of this Agreement or any other agreement, certificate or document delivered pursuant to or in connection with the transactions contemplated hereby nor the consummation of the transactions contemplated hereby or thereby, in each case, alone or in combination with any other event (including any termination of employment), will (i) accelerate the time of the payment or vesting of, or increase the amount of, or result in the payment, funding or forfeiture of compensation or benefits payable to any Participant, or trigger any other material obligation under any Company Benefit Plan, (ii) result in any material breach or violation of any Company Benefit Plan or (iii) limit or restrict the right of the Buyers to merge, amend or terminate any Company Benefit Plan on or after the Closing Date.
Notwithstanding any other provision of this Agreement or otherwise, the representations and warranties contained in Section 2.16 constitute the sole and exclusive representations and warranties of the Group Companies relating to ERISA or other Laws relating to employee benefit matters.
Section 2.17    Labor Relationships.
(a)    None of the Group Companies’ employees are represented by a labor organization or group that was either voluntarily recognized or certified by any labor relations board (including the United States National Labor Relations Board) or by any other Governmental Entity.
(b)    None of the Group Companies’ employees are a signatory to a collective bargaining agreement with any trade union, or, to the Knowledge of the Company, any labor organization or group, in each case with respect to their employment with any of the Group Companies. No grievance or arbitration proceeding arising out of or under any collective bargaining agreement has occurred, is pending or, to the Knowledge of the Company, has been threatened in the last three (3) years.
(c)    No labor dispute, walk out, strike, hand billing, picketing, or work stoppage involving the employees of the Group Companies has occurred, is in progress or, to the Knowledge of the Company, has been threatened in the last three (3) years.
(d)    All Group Company employees who have been classified as exempt under the FLSA or applicable state and local Laws have been properly classified and treated as such. All Persons who have provided services to a Group Company as independent contractors have been properly classified as independent contractors, rather than as employees, for purposes of all applicable Laws. Each Group Company (i) has withheld, paid and reported all amounts required by Law or by contract to be withheld, paid and reported with respect to compensation, wages, salaries and other payments to employees or independent contractors, (ii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any Law, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or any other applicable social insurance, or other benefits or obligations for its employees (other than routine payments to be made in the Ordinary Course).
(e)    Except as would not reasonably be expected to be material to the Group Companies, and except as set forth on Schedule 2.17(e), each Group Company is, and has been within the last three (3) years, in compliance with all applicable Laws with respect to labor relations, employment and employment practices, occupational safety and health standards, including the Occupational Safety and Health Act, 29 U.S.C. § 651, et seq., OSHA regulations, 29 CFR § 1910, et seq., and similar state statutes and regulations, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, pay equity and workers’ compensation (collectively, “Labor Laws”), including the development and implementation of a Hazard Communication Program.

Section 2.18    Compliance with Laws. Except as set forth on Schedule 2.18 or except as would not reasonably be expected to be material to the Group Companies, the business of the Company and the Company Subsidiaries is and, for the past three (3) years, has been conducted in compliance in all respects with applicable Law. No representation or warranty is given under this Section 2.18 with respect to Taxes, Environmental Laws, ERISA or other Laws relating to employee benefit matters, Labor Laws or Federal and State Health Care Laws, which matters are covered under Sections 2.13, 2.14, 2.16, 2.17 and 2.22, respectively.
Section 2.19    Certain Fees. The Buyers shall not be obligated to pay or bear (e.g., by virtue of any payment by or obligation of any of the Sellers or the Group Companies at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of any of the Sellers or the Group Companies or any of their respective Affiliates.
Section 2.20    Insurance Policies. Schedule 2.20 contains a true, correct and complete list of all the existing insurance policies carried by or for the benefit of the Group Companies. All such insurance policies are legal, valid, binding, in full force and effect and enforceable in accordance with their terms and shall be maintained by the applicable Group Company in full force and effect in all material respects as they apply to any matter, action or event relating to the Group Companies occurring through the Closing Date. Except as would not reasonably be expected to be material to the Group Companies, with respect to each such insurance policy, (a) neither the Company, nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with or without notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, premium increase, revocation, or acceleration, under the policy; and (b) neither the Group Companies, nor, to the Knowledge of the Company, any other party to the policy has repudiated any provision thereof.
Section 2.21    Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans in the Ordinary Course, the Inbound Licenses with respect to Intercompany IP set forth on Schedule 2.10(b), or as disclosed on Schedule 2.21, during the past one (1) year no Group Company is or has been a party to any Contract (other than arms-length Contracts with the Advent Portfolio Companies) with any Affiliate of (i) any Group Company or (ii) any Seller (other than any such Contract between the Company and a Company Subsidiary or between and among Company Subsidiaries).
Section 2.22    Health Care Regulatory Compliance. Except as would not reasonably be expected to be material to the Group Companies:
(a)    No Group Company has been charged with, received any notice of or is now, to the Knowledge of the Company, under investigation with respect to, a violation of any applicable Federal and State Health Care Laws. Except as set forth on Schedule 2.22(a), no Group Company is a party to, or bound by, any order, corporate integrity agreement, deferred prosecution agreement, consent decree, judgment or settlement agreement with any Governmental Entity and no such order, agreement, consent decree, judgment or settlement is pending.
(b)    Except as set forth on Schedule 2.22(b), neither the Group Companies nor, to the Knowledge of the Company, any of their respective officers or directors (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid or any other Federal Health Care Program, or relating to the unlawful distribution, prescription, dispensing or delivery of a controlled substance, (ii) has been debarred, excluded or suspended from participation in Medicare, Medicaid or any other Federal Health Care Program, (iii) has had a civil monetary penalty assessed against such Person under Section 1128A of the Social Security Act (42 U.S.C. ch. 7), (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs, or (v) to the Knowledge of the Company, is the target or subject of any current or potential investigation relating to any Medicare, Medicaid or any other Federal Health Care Program-related offense.
(c)    Except as set forth on Schedule 2.22(c), the Group Companies have been for the previous four (4) years and are in compliance with all Federal and State Health Care Laws and material Federal Health Care Program requirements. Except as set forth on Schedule 2.22(c), neither the Group Companies nor, to the Knowledge of the Company, any of their officers or directors has, during the past two (2) years, received any subpoena, civil investigative demand or other written request for information from a Governmental Entity relating to a violation of any applicable Federal and State Health Care Law.
(d)    Except as set forth on Schedule 2.22(d), each of the Group Companies that bills a Federal Health Care Program is duly accredited and enrolled and in good standing to participate in such program and is in compliance with all applicable state and federal conditions of payment and of participation in such programs, including Medicare’s DMEPOS Supplier Standards. Except as set forth on Schedule 2.22(d), each of the Group Companies are parties to valid supplier, provider or other participation contracts for payment by any Governmental Payor and any Third Party Payor Program in accordance with the requirements of such contracts, to the extent required.
(e)    Except as set forth on Schedule 2.22(e), no Group Company nor, to the Knowledge of the Company, any of their respective officers, directors or employees has, directly or indirectly, provided any remuneration or made any bribe, payoff, influence payment, kickback, or other illegal or improper payment in violation of applicable Law, in cash or in kind, to any Person, private or public, regardless of form, whether in money, property, or services (i) to induce such Person to order any item or service for which payment may be made in whole or in part under any Federal Health Care Program, (ii) to obtain favorable treatment in securing business, (iii) to pay for favorable treatment for business secured or (iv) to obtain special concessions or for special concessions already obtained, for or in respect of the Group Companies or any affiliate thereof.
(f)    Except as set forth on Schedule 2.22(f), during the past four (4) years all billing and documentation practices by the Company and the Company Subsidiaries for all Third Party Payor Programs and Federal Health Care Programs have complied with all applicable Laws, including the Federal and State Health Care Laws, and agreements with such Third Party Payor Programs and Federal Health Care Programs.
(g)    Except as set forth on Schedule 2.22(g), other than non-material audits received in the Ordinary Course, none of the Group Companies is currently subject to any outstanding audit by any Governmental Entity or fiscal intermediary or carrier or other contractor operating on behalf of any Governmental Entity, including a ZPIC, OIG or RAC auditor. Any multi-patient audit disclosed on Schedule 2.22(g) contains at least the following information: the identity of the auditing agency, intermediary or carrier and the current status of the audit. For any RAC audit initiated since January 1, 2015, Schedule 2.22(g) contains at least the following information: the identity of the auditing agency, intermediary or carrier, a summary and the current status and level of appeal, if any, of such RAC audit.
(h)    Except as set forth on Schedule 2.22(h) (i) each of the Group Companies is and has been for the past three (3) years in compliance, in all material respects, with all (A) Laws relating to the use (including to de-identify or aggregate), collection, storage, disclosure, dissemination, transfer, and protection of Personal Data (collectively, “Privacy Laws”), (B) Contracts relating to the use (including to de-identify or aggregate), collection, storage, disclosure, dissemination, transfer, and protection of Personal Data, (C) data security programs, policies and procedures of each of the Group Companies and (D) applicable Business Associate Agreements (clauses (A) through (D), collectively, “Privacy Restrictions”), (ii) there are no claims, actions, suits, or other proceedings alleging breaches or violations of any Privacy Restrictions pending or, to the Knowledge of the Company, threatened against any of the Group Companies, and (iii) the transactions contemplated by this Agreement will not result in a breach or violation of any Privacy Restrictions. Except as set forth on Schedule 2.22(h), each of the Group Companies has entered into Business Associate Agreements in accordance with applicable Privacy Laws. Except as set forth on Schedule 2.22(h), during the past three (3) years none of the Group Companies has experienced any security or data breaches compromising or otherwise involving Personal Data owned, held or transmitted by such Group Company, in each case that required notification to any Person or Governmental Entity under applicable Privacy Laws. Except as set forth on Schedule 2.22(h), no Group Company performs any operations, transmits or stores any Personal Data, or provides any services to patients or customers or other third parties, outside of the United States of America. Except as set forth on Schedule 2.22(h), each Group Company’s agreements with third party service providers who have access to Personal Data do not grant such service provider any right that conflicts in any material respect with the Privacy Restrictions of the Group Companies. Except as set forth on Schedule 2.22(h), to the Knowledge of the Company, there has been no loss, destruction or damage of or unauthorized access to, disclosure or other misuse of Personal Data held by or accessible to such third party service provider.
(i)    Except as set forth on Schedule 2.22(i), each Group Company has (i) timely filed with the appropriate Governmental Entity all abandoned or unclaimed property reports required to be filed by or with respect to it, either separately or as part of an affiliated group of entities, pursuant to any applicable Laws, on or prior to the Closing Date, and such reports were true, correct and complete in all material respects when filed; (ii) properly paid over (or escheated) to such Governmental Entity all sums constituting unclaimed property as of the Closing Date; and (iii) with respect to property for which the dormancy period may be running as of the Closing Date, reserved sufficient sums to pay over (or escheat) to the appropriate Governmental Entity all amounts that may become due in the future.
Section 2.23    Material Customers; Material Suppliers.
(a)    Schedule 2.23(a) sets forth a true, correct and complete list of each customer of the Group Companies (taken as a whole) from which the Group Companies received in excess of $2,500,000, measured by dollar volume of payments by such customers to or as directed by the Group Companies, for the twelve (12)-month period ended on the Balance Sheet Date (the “Material Customers”). Except as would not reasonably be expected to be material to the Group Companies, since December 31, 2015, no Group Company has received any written or, to the Knowledge of the Company, oral notice that (i) any Material Customer has changed or may change the mix of products and/or services provided by a Group Company for which such Material Customer provides reimbursement or (ii) any Material Customer has reduced or may reduce the reimbursement rate for the products and/or services provided by a Group Company for which such Material Customer provides reimbursement.
(b)    Schedule 2.23(b) sets forth a true, correct and complete list of (i) each supplier from whom a Group Company purchased raw materials, supplies, merchandise, services and other goods at an aggregate cost per supplier in excess of $2,500,000 during the twelve (12) month period ended on the Balance Sheet Date, and (ii) each sole source supplier of a Group Company (such suppliers described in clauses (i) and (ii) are collectively referred to as “Material Suppliers”) and the amount for which each such Material Supplier invoiced the applicable Group Company during such period. Except as would not reasonably be expected to be material to the Group Companies, since December 31, 2015, no Group Company has received any written or, to the Knowledge of the Company, oral notice that any Material Supplier has ceased or may cease to supply raw materials, supplies, merchandise, services and other goods to a Group Company after the date hereof on terms and conditions similar in all material respects to those imposed on current sales to such Group Company.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS
Subject to the terms, conditions and limitations set forth in this Agreement, the Sellers hereby represent and warrant to the Buyers as follows:
Section 3.1    Organization. Each of the Sellers is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. Each of the Sellers is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a material adverse effect on, or cause a material delay to, the ability of the Sellers to consummate the transactions contemplated by this Agreement and the Seller Ancillary Documents.
Section 3.2    Authorization. Each of the Sellers has all requisite private limited liability company power and private limited liability company authority to execute and deliver this Agreement and the Seller Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement by each of the Sellers, and of the Seller Ancillary Documents by each of the Sellers party thereto, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary private limited liability company action on the part of each Seller, as the case may be, and no other action on the part of either of the Sellers or their respective equity holders is required to authorize the execution, delivery and performance hereof and thereof by either of the Sellers, and the consummation of the transactions contemplated hereby and thereby. Except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (a) this Agreement has been duly executed and delivered by each of the Sellers and, assuming that this Agreement has been duly authorized, executed and delivered by the Buyers and the Company, constitutes the valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its terms, and (b) as of the Closing Date, the Seller Ancillary Documents shall be duly executed and delivered by each of the Sellers party thereto and, assuming that such Seller Ancillary Documents have been duly authorized, executed and delivered by the other parties thereto, shall constitute the valid and binding obligations of each of the Sellers party thereto, enforceable against each of the Sellers party thereto in accordance with their terms.
Section 3.3    Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act and as set forth on Schedule 3.3, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Organizational Documents of the Sellers, (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (c) result in a default under or, conflict with or give rise to any consent rights or right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which either Seller is a party or by which a Seller or any of its assets may be bound, or (d) violate any Law, order, injunction or decree applicable to either Seller, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights which would not be reasonably likely to materially and adversely affect or restrict the Sellers’ ability to consummate the transactions contemplated by this Agreement or the Seller Ancillary Documents.
Section 3.4    Ownership of Interests. As of the date hereof the Sellers are, and as of the Closing Date immediately prior to giving effect to the Closing the Sellers shall be, the record and beneficial owner of all of the Interests free and clear of all Liens other than Permitted Liens and other than Liens that will be released in connection with the payoff of the Indebtedness of the Group Companies prior to, or substantially simultaneously with, the Closing. Except as set forth on Schedule 3.4, neither Seller is a party to any option, warrant, right, contract, call, pledge, put or other agreement or commitment provision for the disposition or acquisition of such Seller’s interest in the Company and neither Seller is party to any voting trust, proxies or other agreements or understanding with respect to the voting of the equity interests of the Group Companies. Immediately following the Closing, the Buyers will be the record and beneficial owner of the Interests free and clear of any Liens except for Liens imposed or granted by the Buyers and Permitted Liens.
Section 3.5    Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the Knowledge of the Sellers, threatened against either Seller, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or the Seller Ancillary Documents or which would be reasonably likely to materially and adversely affect or restrict the Sellers’ ability to consummate the transactions contemplated hereby or thereby.
Section 3.6    Certain Fees. The Buyers shall not be obligated to pay or bear (e.g., by virtue of any payment by or obligation of the Sellers at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of any of the Sellers or any of their Affiliates.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYERS
The Buyers hereby represent and warrant to the Company and the Sellers as follows:
Section 4.1    Organization. The Buyers are duly organized, validly existing and in good standing under the laws of their respective states of organization and have all requisite power and authority to own, lease and operate all of their properties and assets and to conduct their business as it is now being conducted. The Buyers are duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of their business, or the ownership, leasing or operation of their properties or assets, makes such qualification necessary, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a material adverse effect on, or cause a material delay to, the ability of the Buyers to consummate the transactions contemplated by this Agreement and the Buyer Ancillary Documents.
Section 4.2    Authorization. Each of the Buyers has all requisite power and authority to execute and deliver this Agreement and the Buyer Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents by each of the Buyers, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of each Buyer, as the case may be, and no other action on the part of either of the Buyers or their respective equity holders is required to authorize the execution, delivery and performance hereof and thereof by either of the

Buyers and the consummation of the transactions contemplated hereby and thereby. Except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), (a) this Agreement has been duly executed and delivered by each of the Buyers and, assuming that this Agreement has been duly authorized, executed and delivered by the Sellers and the Company, constitutes the valid and binding obligation of each of the Buyers, enforceable against each of the Buyers in accordance with its terms, and (b) as of the Closing Date, each of the Buyer Ancillary Documents shall be executed and delivered by each of the Buyers party thereto and, assuming that such Buyer Ancillary Documents have been duly authorized, executed and delivered by the other parties thereto, shall constitute the valid and binding obligations of each of the Buyers party thereto, enforceable against each of the Buyers party thereto in accordance with their terms.
Section 4.3    Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act and as set forth on Schedule 4.3, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the Organizational Documents of the Buyers, (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity, (c) violate, conflict with or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any consent rights or right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which either Buyer is a party or by which a Buyer or any of its assets may be bound, or (d) violate any Law, order, injunction or decree applicable to the Buyers, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights which would not be reasonably likely to materially and adversely affect or restrict a Buyer’s ability to consummate the transactions contemplated by this Agreement or the Buyer Ancillary Documents.
Section 4.4    Litigation. There is no claim, action, suit, proceeding or governmental investigation pending or, to the knowledge of the Buyers, threatened against the Buyers, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or the Buyer Ancillary Documents or which would be reasonably likely to materially and adversely affect or restrict either Buyer’s ability to consummate the transactions contemplated by this Agreement.
Section 4.5    Financial Capability. The Buyers have on the date hereof access to, and will have available as of the Closing Date, sufficient cash on hand, and at all times will have the financial capacity, necessary to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein. The Buyers affirm that it is not a condition to Closing or to any of their obligations under this Agreement that the Buyers obtain financing for the transactions contemplated hereby or thereby.
Section 4.6    Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, each of the Buyers and their Subsidiaries, including the Group

Companies, shall not (a) be insolvent or left with unreasonably small capital, (b) have incurred debts beyond their ability to pay such debts as they mature, or (c) have liabilities in excess of the reasonable market value of their assets.
Section 4.7    Acquisition of Interests for Investment. The Buyers have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of their participation in the transactions contemplated by this Agreement, and the Buyers confirm that they have made an independent investigation, analysis and evaluation of the Company and its Subsidiaries and their respective properties, assets, businesses, financial conditions, documents, information and records. The Buyers are acquiring the Interests for investment and not with a view toward or for sale or in connection with any distribution thereof, or with any present intention of distributing or selling the Interests. The Buyers understand and agree that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
Section 4.8    Certain Fees. Neither the Company nor any Seller shall be directly or indirectly obligated to pay or bear (e.g., by virtue of any payment by or obligation of the Buyers or any of their Affiliates at or at any time after the Closing) any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Buyers or any of their Affiliates.
ARTICLE V

COVENANTS
Section 5.1    Conduct of the Business. The Company agrees that, during the period from the date of this Agreement to the earlier of (x) termination of this Agreement in accordance with Section 8.1 and (y) the Closing, except as otherwise required to comply with Law, expressly contemplated by this Agreement, set forth on Schedule 5.1, or consented to by the Buyers in writing following the date hereof (which consent shall not be unreasonably withheld, conditioned or delayed):
(a)    the Company will use its commercially reasonable efforts to (i) conduct its business in the Ordinary Course in all material respects and cause any Company Subsidiary to conduct its business in the Ordinary Course in all material respects, and (ii) maintain, preserve and retain in all material respects relationships with those suppliers, vendors and customers that are material to the Group Companies; and
(b)    the Company shall not, and shall cause each Company Subsidiary not to, effect any of the following;

(i)    make any change in or amendment to its partnership agreement, certificate of incorporation or its by-laws, certificate of formation or limited liability company agreement (or the equivalent thereof), as applicable, in any material respect;
(ii)    issue, pledge, dispose of, grant, transfer, encumber, deliver, sell, or authorize to issue, pledge, dispose of, grant, transfer, encumber, deliver or sell, any of its Equity Interests, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or enter into any Contract with respect to the issuance or sale of, any shares of its Equity Interests, as applicable;
(iii)    adjust, split, combine, redeem, subdivide or reclassify, or purchase or otherwise acquire, any of its Equity Interests;
(iv)    sell, lease or otherwise dispose of any of its properties or assets that are material to its business other than sales of inventory in the Ordinary Course;
(v)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the consummation of the transactions contemplated by this Agreement);
(vi)    amend, waive, modify or terminate any Company Material Contract or enter into a Contract which, had it been entered into prior to the date hereof, would have been a Company Material Contract;
(vii)    (A) incur any Indebtedness, other than short-term Indebtedness or letters of credit incurred in the Ordinary Course or borrowings under existing credit facilities, or (B) make any loans or advances to any other Person, other than loans and advances to employees consistent with past practice;
(viii)    other than in the Ordinary Course, grant or agree to grant to any Participant any increase in wages or bonus, severance, profit sharing, retirement, insurance or other compensation or benefits, or establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting of any compensation or benefits under, any Company Benefit Plan, collective bargaining agreement or any new compensation or employee benefit plans or arrangements, except as may be required under (A) applicable Law, (B) pursuant to the Company Benefit Plans or collective bargaining agreements of the Company or any of the Company Subsidiaries in effect on the date hereof, or (C) pursuant to employment, retention, change-of-control or similar type Contracts existing as of the date hereof;
(ix)    authorize, or make any commitment with respect to capital expenditures for the Company and the Group Companies (i) in excess of $50,000 individually per equipment, product or item or (ii) in excess of $250,000 in the aggregate;
(x)    (1) other than in the Ordinary Course, (A) change any Tax accounting period or any method of Tax accounting, except as required by Law; (B) amend any material

Tax election not required by Law that could have a continuing effect on any Group Company following the Closing Date; (C) file any amended Tax Return with respect to Taxes; (D) settle, resolve or compromise a dispute or claim with respect to Taxes or Tax benefits; or (E) extend any limitation period applicable to a Tax liability or (2) enter into or amend a Tax sharing, Tax allocation or Tax indemnification agreement (other than agreements entered into in the Ordinary Course, the principal purpose of which does not pertain to Tax);
(xi)    make any change in any method of accounting or accounting practice or policy, except as required by IFRS or applicable Law;
(xii)    commence or settle any material action, dispute, legal proceeding, arbitration or mediation or similar action to which any of the Group Company is a party, in excess of $100,000 individually or that would restrict or otherwise adversely affect any Group Company’s use of any Intellectual Property;
(xiii)    other than in the Ordinary Course, cancel or forgive any material Indebtedness owed to the Company or any of the Company Subsidiaries, other than Indebtedness of the Company to a Company Subsidiary or Indebtedness of a Company Subsidiary to the Company or to another Company Subsidiary;
(xiv)    other than in the Ordinary Course, transfer, modify, grant rights to, dispose of, terminate, cancel or abandon, or fail to renew, maintain, diligently pursue applications for or defend, any material Company Intellectual Property or enter into any agreements substantially relating to Company Intellectual Property;
(xv)    acquire by merging, consolidating with, or by purchasing all or a substantial portion of the assets or equity securities of, or by any other manner, any corporation, partnership, joint venture or other entity; or
(xvi)    authorize any of, or commit or agree to take any of, the foregoing actions in respect of which it is restricted by the provisions of this Section 5.1.
Section 5.2    Regulatory Undertakings.
(a)    Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, and cause to be taken, all actions and do, and cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under Law in order to consummate, as promptly as practicable after the date hereof, the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable after the date hereof with any Governmental Entity or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, waivers, clearances, registrations, permits, authorizations and other confirmations from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including the consents identified on Schedule 5.2(a); provided that this Section 5.2(a) shall not require any Party to make any payment (other than Ordinary Course payments required to be made under an existing Contract) or concession to any Governmental Entity or other third party except as expressly contemplated by the other provisions of this Agreement. The Buyers shall be responsible for and pay one hundred percent (100%) of the filing fees associated with any of the notifications, consents, approvals or filings with Governmental Entities pursuant to this Section 5.2(a).
(b)    In furtherance and not in limitation of the foregoing, each of the Buyers and the Company and their respective Affiliates shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as reasonably practicable after the date hereof and in any event within ten (10) Business Days after the date hereof. The Buyers shall be responsible for and pay one hundred percent (100%) of the filing fees associated with such filing. Each of the Buyers and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust, competition, trade regulation or similar matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party.
(c)    Subject to the last two sentences of this Section 5.2(c), the Buyers agree to, and agree to cause their Affiliates and representatives to, use their reasonable best efforts and to take promptly any and all steps and actions necessary to avoid or eliminate each and every impediment that may be asserted by any Governmental Entity or any other Person with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur expeditiously, but in any event prior to the Outside Date, including, as applicable, (i) providing information to such Persons and (ii) proposing, negotiating, committing to or effecting, by consent decree, hold separate order or otherwise, (A) the sale, divesture or disposition of, or holding separate (through the establishment of a trust or otherwise), such of their and their Affiliates’ assets, properties and businesses and of the assets, properties and businesses of the Group Companies, (B) the termination, modification or extension of existing relationships and contractual rights and obligations of them, their Affiliates or the Group Companies, (C) the establishment or creation of relationships and contractual rights and obligations of them, their Affiliates or the Group Companies, (D) the termination of any relevant venture or other arrangement and (E) any other change or restructuring of the Buyers, their Affiliates or the Group Companies, in each case, as may be required to be taken in order to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any litigation, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated hereby or that would make the consummation of the transactions contemplated hereby unlawful. In addition, the Buyers shall oppose, through and including litigation on the merits (and all appeals with respect thereto), any claim asserted in court or other forum by any Governmental Entity or other Person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would restrain or prevent the Closing prior to the Outside Date. Nothing in this Agreement shall require (or be deemed to require) the Buyers or any of their

Affiliates to agree to or take any action with respect to the matters set forth in this Section 5.2 that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or result of operations of the Buyers or their Affiliates (including, after the Closing, the Group Companies), taken as a whole. For the avoidance of doubt, the Buyers and their Affiliates shall not be required (and the Buyers shall not require the Group Companies to, and the Group Companies shall not be required to), take any action with respect to any order or any applicable Law which is not conditioned upon the consummation of the transactions contemplated by this Agreement.
(d)    Each Party shall (i) promptly notify the other Parties of any written communication relating to the transactions contemplated by this Agreement to that Party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity and, subject to Law, permit the other Parties to review in advance any proposed written communication relating to the transactions contemplated by this Agreement to any of the foregoing and incorporate the other Parties’ reasonable comments, (ii) not participate in or agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning any antitrust, competition or trade regulation matters in connection with this Agreement unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat and (iii) furnish the other Parties with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective Representatives, on the one hand, and any Governmental Entity or members or their respective staffs, on the other hand, with respect to any antitrust, competition or trade regulation matters in connection with this Agreement, except that any materials concerning the Company’s valuation of the transaction, the Company’s internal financial information or competitively sensitive information of the Company and its Subsidiaries may be redacted or limited to outside counsel pursuant to any applicable joint defense or common interest agreement. Without limiting the foregoing, the Buyers agree that, at any time in an investigation, if a Governmental Entity suggests or proffers a settlement of the investigation to permit the transactions contemplated by this Agreement to be consummated, the Buyers shall promptly (and in any event within three (3) Business Days) communicate the terms of the offer to the Company.
(e)    Promptly following the execution of this Agreement and, subject to the Buyers promptly providing all information reasonably requested by the Sellers that is required to complete all notifications set forth on Schedule 5.2(e), no later than twenty (20) Business Days from and after the date hereof, the Company shall provide all notifications required to be made prior to the Closing pursuant to Federal and State Health Care Laws to the appropriate state agencies with respect to licenses and registrations of the Company, including the notifications set forth on Schedule 5.2(e). The Company shall promptly deliver to the Buyers complete and accurate copies of all such notifications and all notices, correspondence and other written communication received by the Company with respect to such notifications. The Company shall consult with the Buyers regarding the strategy and process to respond to any such notices, correspondence or other written communication received from a state agency and, prior to the submission thereof, provide the Buyers with a reasonable opportunity to comment on the response or any additional material proposed to be submitted by the Company to the state agency. The Buyers shall be responsible for and pay one hundred percent (100%) of the filing fees associated with any of the notifications to state agencies pursuant to this Section 5.2(e).
(f)    Notwithstanding anything to the contrary in this Agreement, between the date hereof and the Closing Date, the Sellers, the Company and the Buyers shall cooperate in good faith to identify any Licenses required by Law to carry on the business and operations of the Group Companies that are not currently held by the Group Companies (the “Additional Licenses”).  From the date hereof until the Closing Date, the Sellers and the Company shall use reasonable best efforts to obtain the Additional Licenses at the Sellers’ sole cost and expense.
Section 5.3    Release of Liens. The Company shall cause all Liens (other than Permitted Liens) securing the Payoff Indebtedness to be released prior to the Closing or substantially simultaneously with the Closing.
Section 5.4    Public Announcements. Except as otherwise required by Law or the U.S. Securities and Exchange Commission disclosure obligations or the rules of any stock exchange or national market system (in which event the Parties shall use commercially reasonably efforts to consult with each other in advance and provide the non-disclosing Parties a reasonable opportunity to review and comment on any such disclosure), none of the Parties shall, and each Party shall cause its Affiliates not to, make or issue any public announcement, press release to the general public or public statement or comment in response to any inquiry made with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned.
Section 5.5    Supplemental Disclosure.
(a)    The Company may, from time to time prior to the date falling five (5) Business Days prior to the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or add a Schedule with a corresponding reference to be added to this Agreement (each, a “Supplement”) to add new information that arises out of or relates to facts or conditions that did not exist as of the date of this Agreement. The delivery of any Supplement pursuant to this Section 5.5(a) will not cure any breach that otherwise might exist or come to exist hereunder by reason of such matters reflected in any Supplement; provided, that if (i) the Closing occurs or (ii) the Buyers do not, within five (5) Business Days of the delivery of any Supplement, give notice to the Sellers that such Supplement constitutes a breach of this Agreement that, if not cured, would enable the Buyers to terminate this Agreement pursuant to Section 8.1(b) (and that in the absence of a cure the Buyers would intend to terminate this Agreement), then any such Supplement will be effective to cure and correct for purposes of Section 6.3(a) and Section 9.1(a) any breach as of the Closing Date of any representation or warranty (other than a breach as of the Closing Date of a Fundamental Representation) that would have existed if the Company had not made such Supplement, and, solely for purposes of determining whether a breach of any representation or warranty (other than a breach of a Fundamental Representation) has occurred, all references to any Schedule hereto that is supplemented, amended or added as provided in this Section 5.5(a) shall after the Closing be deemed to be a reference to such Schedule as so supplemented, amended or added.

(b)    The Company shall, from time to time prior to the date falling five (5) Business Days prior to the Closing, by notice in accordance with the terms of this Agreement, Supplement a Schedule if the Company becomes aware of any fact or condition that occurred prior to the date of this Agreement and that would have been required to be set forth or described in the Schedules (each, an “Existing Condition”). The delivery of any Supplement pursuant to this Section 5.5(b) will not cure any breach that otherwise might exist or come to exist hereunder by reason of such matters reflected in any such Supplement. Notwithstanding anything in this Agreement to the contrary, any breach by the Company of this Section 5.5(b) shall be deemed for all purposes (including for purposes of Article IX) to constitute a breach of the applicable representation and warranty to which any such Existing Condition relates and shall not constitute a breach of covenant.
Section 5.6    Tax Matters.
(a)    The Buyers and the Company shall (but subject to Section 5.6(g)) prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Group Companies for all Pre-Closing Tax Periods (other than Straddle Periods) that are required to be filed after the Closing Date. The Sellers shall reimburse the Buyers for any third-party costs actually incurred in connection with such preparation and filing, promptly upon the Buyers’ delivery of an invoice or similar statement for such costs. Subject to Section 5.6(b), the Company shall prepare any such Tax Return in a manner consistent with past practice except as required by Law, and shall provide to the Sellers a draft of such Tax Return at least thirty (30) days prior to the due date for filing such Tax Return, taking into account any extensions. No later than fifteen (15) days after receipt by the Sellers of such Tax Return, the Sellers shall notify the Buyers and the Company of the existence of any objection the Sellers may have to any items set forth on such draft Tax Return. If, after consulting in good faith, the Sellers and the Company are unable to resolve such objection(s) in a mutually agreeable manner, such objection(s) shall be referred to the Accounting Firm for resolution, the costs of which shall be borne by the Party whose position loses, or equitably allocated amongst the Parties based on whose positions do not prevail as determined by the Accounting Firm. Notwithstanding the foregoing, the Sellers shall be responsible for a portion of the costs of the Accounting Firm in the event, and to the extent, of a determination by the Accounting Firm to the effect that any computations relating to Taxes in the statements delivered pursuant to Section 1.3 were in error. To the extent necessary, the Buyers and the Company shall cause any such Tax Returns, as finally agreed upon or as finally determined by the Accounting Firm, to be filed in a timely manner (taking into account all extensions). All Tax Returns relating to a Straddle Period shall be prepared and timely filed by the Buyers, and the Sellers shall be given a reasonable opportunity to review and comment on any such Tax Returns. The Buyers shall prepare any such Straddle Period Tax Return in a manner consistent with past practice except as required by Law, and shall provide to the Sellers a draft of such Tax Return at least thirty (30) days prior to the due date for filing such Tax Return, taking into account any extensions. No later than fifteen (15) days after receipt by the Sellers of such Tax Return, the Sellers shall notify the Buyers of the existence of any objection the Sellers may have to any items set forth on such draft Tax Return. If, after consulting in good faith, the Sellers and the Buyers are unable to resolve such objection(s) in a mutually agreeable manner, such objection(s) shall be referred to the Accounting Firm for resolution, the costs of which shall be borne by the Party whose position loses, or equitably allocated amongst the Parties based on whose positions do not prevail as determined by the Accounting Firm. Notwithstanding the foregoing, the Sellers shall be responsible for a portion of the costs of the Accounting Firm in the event, and to the extent, of a determination by the Accounting Firm to the effect that any computations relating to Taxes in the statements delivered pursuant to Section 1.3 were in error. No later than five (5) Business Days prior to the due date of any Taxes shown as due on the Tax Returns described in this clause (a) with respect to a Pre-Closing Tax Period, the Sellers shall pay the Buyers such amounts (without duplication for any amounts taken into account as a component of Net Working Capital, Company Transaction Expenses, Cash and Cash Equivalents, Indebtedness, Debt-Like Items or otherwise as an adjustment to the Purchase Price under Article I) by wire transfer of immediately available funds, and if any such payment is not made, the Buyer Indemnified Parties may make a claim for any such amounts pursuant to Article IX of this Agreement. With respect to any Straddle Periods, the Sellers’ obligations shall be governed by Section 5.6(b) such that Sellers are only obligated to pay the Taxes allocated to the portion of the taxable period ending on or prior to the Closing Date.
(b)    The Parties agree that to the maximum extent permitted by applicable Law the income Tax Returns for the Group Companies for the period ending on the Closing Date (the “Company Short Year Income Tax Returns”) shall include all of the income, deductions and credits for all of the activities of the Group Companies through the end of the tax year of the Group Companies ending on the Closing Date, in a manner consistent with Treasury Regulations Section 1.1502-76. In connection therewith, for the avoidance of doubt, no election under Treasury Regulations Section 1.1502-76(b)(2)(ii) shall be made. If permitted by applicable Law, the Company shall make an election to treat 70% of any success-based fees that were paid by or on behalf of the Company as an amount that did not facilitate the merger and therefore as deductible in a Pre-Closing Tax Period for U.S. federal income tax purposes in accordance with Revenue Procedure 2011-29, 2011-18 IRB 746. If none of the Group Companies is able to utilize any deductions reflected on the Company Short Year Income Tax Return or any applicable Straddle Tax Return due to the lack of sufficient taxable income for such taxable year ending on the Closing Date, the Company shall carry back any losses reflected on the applicable Company Short Year Income Tax Return or any applicable Straddle Tax Return to prior taxable years to the extent permitted by applicable Law. Such carry-back shall be made as promptly as practicable as permitted under applicable Law (including using IRS Form 4466 and/or IRS Form 1139, as applicable). Any such Tax refunds shall be promptly remitted to the Sellers, except to the extent any such refunds were already taken into account as a component of Net Working Capital, Cash and Cash Equivalents, or otherwise expressly treated pursuant to the terms hereof as an adjustment to the Purchase Price under Article I (in which case only the refunds in excess of such amounts shall be remitted to the Sellers). For the avoidance of doubt, any such carry-back (and any Tax Returns or related forms required in order to effectuate such carry-back shall be treated as a Tax Return for a Pre-Closing Tax Period subject to the provisions of Section 5.6(a). The allocation of Taxes for any taxable period of any Group Company that includes, but does not end on, the Closing Date (a “Straddle Period”) shall be determined (i) in the case of any Taxes based on or measured by income or receipts, sales Tax, use Tax, withholding Tax, payroll Tax or employment Tax by closing the books of such Group Company as of the close of business on the Closing Date (and for such purposes, the taxable period of any partnership or other pass-through entity in which such Group Company holds a beneficial interest shall be deemed to terminate at such time) and (ii) in the case of all other Taxes, by multiplying such Taxes by a fraction the numerator of which is the number of days from the beginning of such taxable period through the close of business on the Closing Date and the denominator of which is the total number of days in such taxable period.
(c)    Tax Claims.
(i)    If a claim shall be made by any taxing authority, which, if successful, might result in an indemnity payment to an Indemnified Party pursuant to this Agreement, then such Indemnified Party shall give prompt notice, and in any event, notice within five (5) days of becoming aware of such claim, to the Indemnifying Party in writing of such claim and of any counterclaim the indemnified party proposes to assert (a “Tax Claim”); provided, however, the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party has been materially prejudiced as a result of such failure. With respect to any Tax Claim relating to a Pre-Closing Tax Period, subject to Section 5.6(c)(ii), the Sellers shall, solely at their own cost and expense, control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in their sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in their sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. Notwithstanding the foregoing, the Sellers shall not settle such Tax Claim without the prior written consent of the Buyers, which consent shall not be unreasonably withheld or delayed, and the Buyers, solely at their own cost and expense, and counsel of their own choosing, shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim if they reasonably determine that such Tax Claim could have a material adverse impact on the Taxes of any of the Group Companies in a taxable period or portion thereof beginning after the Closing Date. At the request of the Sellers, and at the Sellers’ expense, the Company shall provide Sellers with assistance, information and documentation as may be reasonably requested in connection with a Tax Claim.
(ii)    The Sellers and the Buyers shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of any of the Group Companies for a Straddle Period, and shall bear their own respective costs and expenses. Neither the Sellers nor the Buyers shall settle any such Tax Claim without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.
(iii)    With respect to any Tax Claim that the Sellers elect not to control pursuant to clause (i), the Buyers shall control all such proceedings. The Buyers shall not settle such Tax Claim without the prior written consent of the Sellers, which consent shall not be unreasonably withheld or delayed, and the Sellers, solely at their own cost and expense, and counsel of their own choosing, shall have the right to participate fully in all aspects of the prosecution or defense of such Tax Claim. The Buyers shall have a right to settle any such Tax Claim without the consent of the Sellers if the Sellers unreasonably delay consent in a manner that is reasonably likely to result in additional adverse Tax consequences to the Buyers after the Closing.
(iv)    This Section 5.6(c), and not Section 9.3, shall be controlling with respect to any Tax Claims.
(d)    Except to the extent included in Current Assets in Net Working Capital as finally determined hereunder, or as a component of Net Working Capital, Cash and Cash Equivalents, or otherwise expressly treated pursuant to the terms hereof as an adjustment to the Purchase Price under Article I, and without duplication for any Tax refunds determined and paid pursuant to Section 5.6(b), any Tax refund or credit (including any interest paid or credited with respect thereto) that is received by the Buyers, any Group Company or any of their Affiliates shall be the property of the Sellers to the extent such refund or credit is attributable to any Pre-Closing Tax Period (other than a refund attributable to the carryback of a Tax attribute from a taxable period (or portion thereof) beginning after the Closing Date. Any such Tax refund or credit that is received by the Buyers, any Group Company or any of their Affiliates, net of any Taxes and reasonable out-of-pocket expenses, shall be promptly paid over to the Sellers. In the event that any such refund or credit is subsequently disallowed, the Sellers shall promptly repay to the Buyers the amount of any payment (together with any interest or penalty imposed as a result of such disallowance, together with any reasonable out-of-pocket expenses incurred in connection therewith) previously paid by the Buyers to the Sellers. At the request of the Sellers, the Buyers shall use commercially reasonable efforts to obtain any such Tax refund or credit attributable to any Pre-Closing Tax Period, and the Sellers shall reimburse the Buyers for any reasonable third-party costs incurred in connection with a claim for such refunds requested by the Sellers.
(e)    From and after the Closing through the close of business on the Closing Date, the Buyers shall not, and shall cause the Group Companies not to, take any action outside of the Ordinary Course which would affect any item included in Net Working Capital or otherwise would result in any adjustment to Purchase Price under Article I, in either case which relates to Tax or Taxes.
(f)    From and after the Closing Date, the Buyers shall cause the Group Companies not to, without the prior written consent of the Sellers, (i) file any amended Tax Returns that may affect Taxes for any Pre-Closing Tax Period of the Company or any of the Company Subsidiaries or otherwise affect the liability of the Sellers, except as required by Law, or (ii) initiate or enter into any voluntary disclosure agreement or program with any taxing authority with respect to any Pre-Closing Tax Period.
(g)    The Buyers shall not make or permit to be made any election under Section 338(g) of the Code or under Section 336 of the Code, or any similar provision of state, local or non-U.S. Law, with respect to the transactions contemplated by this Agreement.
(h)    The Sellers and the Buyers shall each, at the sole cost and expense of the requesting party (solely to the extent that third party expenses are incurred), (i) provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return (including, for the avoidance of doubt, assistance by the Sellers following the Closing with respect to any Tax Returns that the Buyers and the Company are required to prepare hereunder), audit or other examination by any Governmental Entity responsible for the administration of Tax, or Tax audits or actions relating to Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such Tax Return, audit or examination, or action, and (iii) provide the other with any final determination of any such audit or examination, action or determination that affects any amount required to be shown on any Tax Return of the other for any relevant period.
(i)    The Sellers shall deliver to the Buyers a duly executed and acknowledged certificate, in form and substance acceptable to Buyers and in compliance with the Code and Treasury Regulations, certifying such facts as to establish that the sale of the Interests and any other transactions contemplated hereby are exempt from withholding pursuant to Section 1445 of the Code.
(j)    The Sellers shall cause all Tax allocation agreements or Tax sharing agreements as between any of the Group Companies and the Sellers to be terminated as of the Closing Date, and shall ensure that such agreements are of no further force or effect as to any of the Group Companies on and after the Closing Date and that there shall be no further liabilities or obligations imposed on any of the Group Companies under any such agreements.
(k)    All transfer, documentary, sales, use, stamp, registration and other similar non-income Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be allocated one hundred percent (100%) to the Buyers. The Buyers will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and any expenses incurred in connection with such filings shall be allocated equally to the Buyers and the Sellers under this Section 5.6(k).
(l)    Except as otherwise provided in this Agreement, the Buyers agree that they shall, and shall cause the Group Companies to, (i) preserve and keep the records applicable to pre-Closing periods (including all Tax and accounting records) of the Group Companies for a period of seven (7) years from the Closing, or for any longer periods as may be required by any Governmental Entity or ongoing litigation, and (ii) make such records available to the Sellers as may be reasonably required by the Sellers. If the Buyers, the Company or any Company Subsidiary wishes to destroy such records after the time specified above, the Buyers shall first give sixty (60) days’ prior written notice to the Sellers, and the Sellers shall have the right at their respective option and expense, upon prior written notice given to the Buyers within that sixty (60)-day period, to take possession of the records within ninety (90) days after the date of the Sellers’ notice to the Buyers.
Section 5.7    Directors’ and Officers’ Indemnification.
(a)    From and after the Closing, the Buyers agree to ensure that all rights to indemnification existing as of the date hereof in favor of any individual who, at or prior to the Closing, was a director, officer or employee of the Company or any of the Company Subsidiaries or who, at the request of the Company or any of the Company Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such individual’s heirs, executors or administrators, the “Indemnified D&O Persons”) as provided in the respective governing documents and indemnification agreements to which the Company or any of the Company Subsidiaries is a party or bound, shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing and indemnification agreements and the provisions with respect to indemnification and limitations on liability set forth in such governing documents shall not be amended, repealed or otherwise modified; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. The Buyers shall not settle, compromise or consent to the entry of judgment in any such claim without the written consent of such Indemnified D&O Person.
(b)    On or prior to the Closing Date, the Company or the Sellers shall purchase, and maintain in effect for a period of six (6) years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained with respect to the Company, which tail policy shall be effective for a period from the Closing through and including the date six (6) years after the Closing Date with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and shall provide coverage for all Indemnified D&O Persons and (ii) “run off” coverage as provided by the fiduciary and employee benefit policies maintained with respect to the Company, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the existing policies maintained with respect to the Company. The amount paid by the Company or the Sellers under this Section 5.7(b) shall be referred to as the “Tail Premium.” On or prior to the Closing Date, the Buyers and the Company shall work together to obtain tail policies to the current fiduciary liability, medical professions liability, information security and privacy, and forefront portfolio insurance policies, at the Buyers’ sole cost and expense.
(c)    Notwithstanding any other provisions hereof, the obligations of the Buyers contained in this Section 5.7 shall be binding upon the successors and assigns of the Buyers. In the event the Buyers or the Company, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the Buyers or the Company, as the case may be, shall cause proper provision to be made so that the successors and assigns of the Buyers or the Company expressly assume the indemnification and other obligations set forth in this Section 5.7.
(d)    The Company shall be a full indemnitor of first resort and, solely to the extent of the rights of indemnification existing as of the date hereof in favor of the Indemnified D&O Persons, shall (i) be required to advance the full amount of all attorneys’ fees, expert fees, arbitrator and mediator fees, and all other reasonable costs, charges and expenses paid or incurred by an Indemnified D&O Person in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal) any threatened, pending or completed claim, action, inquiry, suit or proceeding, whether criminal, civil, administrative or investigative, based on or arising out or relating to the fact that such Person is or was a director or officer of any of the Group

Companies and arising out of or relating to acts or omissions occurring or existing at or prior to the Closing (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (a “D&O Indemnifiable Claim”) and (ii) be liable for the full amount of all losses, claims, damages, judgments and amounts paid in settlement in respect of any D&O Indemnifiable Claim to the extent legally permitted and as required, in each case without regard to any rights an Indemnified D&O Person may have against the Sellers or any of their Affiliates or otherwise or any insurer providing insurance coverage under an insurance policy issued to the Sellers or any of their Affiliates.
(e)    The obligations of the Buyers and the Company under this Section 5.7 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified D&O Person to whom this Section 5.7 applies without the written consent of such affected Indemnified D&O Person (it being expressly agreed that the Indemnified D&O Persons to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7, each of whom may enforce the provisions of this Section 5.7).
(f)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries or any of their respective directors or officers.
Section 5.8    Release.
(a)    Effective upon the Closing, each Seller, on behalf of itself and its Affiliates (other than the Advent Portfolio Companies) and each of their respective representatives, successors and assigns (collectively, the “Seller Releasing Parties”), shall be deemed to have remised, released and forever discharged the Buyers and the Group Companies and each of their respective Related Parties, representatives, successors and assigns (collectively, the “Company Released Parties”) of and from, and agrees not to bring suit or claim or seek to recover any amount with respect to, any and all claims, liabilities and obligations of any kind or nature whatsoever, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the date hereof or the Closing, whether in its capacity as an equity holder of the Group Companies or otherwise, in each case whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at Law or equity that the Seller Releasing Parties, or any of them, now have, ever had, or at the Closing may have, or hereafter can, shall or may have, against the Company Released Parties, or any of them, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing, except for any claims, liabilities or obligations under this Agreement or any of the Ancillary Documents or from any claims, liabilities or obligations under agreements stated to survive pursuant to Section 5.11.
(b)    Effective upon the Closing, each of the Buyers and the Group Companies on behalf of itself and its respective representatives, successors and assigns (collectively, the “Company Releasing Parties” and, together with the Seller Releasing Parties, each, a “Releasing Party” and collectively the “Releasing Parties”), shall be deemed to have remised, released and forever discharged the Sellers and each of their respective Related Parties (other than the Advent Portfolio Companies), representatives, successors and assigns (collectively, the “Seller Released

Parties” and, together with the Company Released Parties, each, a “Released Party” and collectively the “Released Parties”) of and from, and agrees not to bring suit or claim or seek to recover any amount with respect to, any and all claims, liabilities and obligations of any kind or nature whatsoever, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the date hereof or the Closing, in each case whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at Law or equity that the Company Releasing Parties, or any of them, now have, ever had, or at the Closing may have, or hereafter can, shall or may have, against the Seller Released Parties, or any of them, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing, except for any claims, liabilities or obligations under this Agreement or any of the Ancillary Documents or from any claims, liabilities or obligations under agreements stated to survive pursuant to Section 5.11.
(c)    The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Released Party and each such Person’s heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 5.8, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such Released Party may have under this Agreement, by contract or otherwise.
Section 5.9    Access to Information; Cooperation.
(a)    The Company will permit and will cause each of the Company Subsidiaries to permit, Representatives of the Buyers to have reasonable access at all reasonable times, and in a manner so as not to unreasonably interfere with the normal business operations of the Group Companies, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of the Group Companies. The Buyers will treat and hold any confidential information they receive from the Sellers, the Company and the Company Subsidiaries in accordance with the provisions of the Confidentiality Agreement. Nothing in this Section 5.9(a) shall require the Company or the Company Subsidiaries to provide any access, or to disclose any information if, in the opinion of the Company’s outside counsel, providing such access or disclosing such information would (i) violate any Law (including antitrust or privacy laws) or (ii) jeopardize the attorney-client privilege and such privilege cannot be protected by the Company or the Company Subsidiaries through exercise of its reasonable efforts. The Buyers shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Group Companies without the prior written consent of the Company (which consent may be withheld for any reason).
(b)    Within twenty (20) days following the end of each calendar month, the Company shall provide to the Buyers a consolidated balance sheet and income statement for the month then ended and (if applicable) the fiscal quarter then ended, prepared in accordance with IFRS applied on a basis consistent with the Financial Statements (except as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes).
Section 5.10    Exclusivity. The Company and the Sellers agree that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement, the

Company and the Sellers shall not, and shall take all action necessary to cause their Affiliates and any of their respective Affiliates and Representatives not to (a) solicit, initiate, consider, encourage or accept any proposal or offer that constitutes an Acquisition Proposal or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage the submission of, any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal. The Sellers and the Company immediately shall cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Company shall notify the Buyers promptly, but in any event within seventy-two (72) hours, orally and in writing if any such Acquisition Proposal, or any inquiry or other contact with any Person with respect thereto, is made. Any such notice to the Buyers shall indicate in reasonable detail the identity of the Person making such Acquisition Proposal, inquiry or other contact and the terms and conditions of such Acquisition Proposal, inquiry or other contact. The Sellers and the Company shall not, and shall cause their Affiliates not to, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which the Company, the Sellers or any of their Affiliates is a party, without the prior written consent of the Buyers.
Section 5.11    Termination of Affiliate Arrangements. All agreements between the Company or any Company Subsidiary, on the one hand, and any of their respective Affiliates (other than arms-length agreements with the Advent Portfolio Companies), on the other hand, other than (a) the agreements listed on Schedule 5.11, and (b) agreements and transactions solely between the Company and one or more of the Company Subsidiaries or between or among any Company Subsidiaries, shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall have been satisfied.
Section 5.12    Employee Benefits.
(a)    Unless the Buyers request otherwise in writing, the Sellers shall adopt resolutions as general partners of the Company, and the Sellers and the Company shall take any other required actions to terminate, effective no later than the day prior to the Closing Date, any Company Benefit Plan which is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Company or any Group Companies (each, a “401(k) Plan”). At the Closing, the Company shall provide to the Buyers (i) executed resolutions of the Sellers as general partners of the Company authorizing such termination, and (ii) an executed amendment to the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will continue to be maintained at the time of termination.
(b)    During the period commencing at the Closing and ending on the first anniversary of the Closing Date, the Buyers shall, or shall cause the Company to, provide each employee and officer of the Group Companies who is employed immediately prior to the Closing (each, a “Continuing Employee”) with (i) base salary or wage level and bonus opportunity (but excluding equity-based compensation) that are substantially similar in the aggregate as provided to each such Continuing Employee immediately prior to the Closing (based on the compensation data provided by the Sellers to the Buyers prior to the date hereof), (ii) a severance policy that is at least as favorable in the aggregate as provided to each such Continuing Employee immediately prior to the Closing, as described in Schedule 5.12 and (iii) employee benefits that are at least as favorable in the aggregate as the employee benefits that each such Continuing Employee was entitled to receive immediately prior to the Closing (except as set forth on Schedule 5.12(b)).
(c)    For purposes of eligibility, vesting and entitlement to benefits, including the determination of the level of vacation and severance pay benefits under the benefit and compensation plans, programs, agreements and arrangements of the Buyers, the Company or any of their respective Subsidiaries in which Continuing Employees are eligible to participate following the Closing (the “Buyer Plans”), the Buyers and the Company shall credit each Continuing Employee with his or her years of service with the Company, the Company Subsidiaries and any predecessor entities, to the same extent as such employee was entitled immediately prior to the Closing to credit for such service under any similar Company Benefit Plan, (other than for purposes of benefit accrual under any defined benefit pension plan), except where such crediting would result in duplication of benefits. The Buyer Plans shall not deny Continuing Employees coverage on the basis of pre-existing conditions to the extent such conditions were waived or satisfied under similar Company Benefit Plans immediately prior to the Closing and shall credit such Continuing Employees for any deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any deductibles and out-of-pocket expenses in the applicable plan year to which such deductibles and out-of-pocket expenses relate.
(d)    The parties hereto acknowledge and agree that all provisions contained in this Section 5.12 with respect to employees of the Company and the Company Subsidiaries are included for the sole benefit of the Parties and shall not create any right (i) in any other Person, including, any employee, former employee or any participant or any beneficiary thereof in any Company Benefit Plan or Buyer Plan, or (ii) to continued employment with the Company, any of the Company Subsidiaries, or the Buyers. Nothing contained in this Section 5.12 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of the Company, any of the Company Subsidiaries or the Buyers nor shall it interfere with the Buyers’, the Company’s or any of their Subsidiaries’ right to amend, modify or terminate any Company Benefit Plan (subject to the terms of such Company Benefit Plan) or to terminate the employment of any employee of the Company or the Company Subsidiaries for any reason.
Section 5.13    Confidentiality. From the date hereof until the three (3) year anniversary of the Closing Date, each Party shall, and shall cause its Affiliates and Representatives to, hold and continue to hold in strict confidence, and not utilize in its or their respective business, all information and documents concerning any other Party or any of its Affiliates (“Confidential Information”), except where such disclosure is expressly consented to in advance in writing by such Party (in its sole and absolute discretion) or where disclosure may be necessary for such Party (1) to enforce its rights under this Agreement or any other agreement contemplated hereby or entered into in connection herewith, or (2) as may be permitted under this Agreement or any such other agreement or as may be expressly permitted under any other written agreement among the Parties. Notwithstanding the foregoing, the following will not constitute “Confidential Information” for purposes of this Agreement: (a) information that is or becomes generally available to the public other than as the result of a disclosure by the receiving Party or any Affiliate thereof or their respective Representatives and (b) information that the receiving Party is legally obligated to disclose pursuant to a valid subpoena or a valid request from any Governmental Entity or by the rules and regulations of any securities exchange or national market system, subject to the obligation of the receiving Party to give the other Party reasonable advance notice of such disclosure (to the extent not prohibited by applicable Laws) and to cooperate with the other Party (at the other Party’s expense) in seeking a protective order or other appropriate means for limiting the scope of the disclosure. Notwithstanding the foregoing, following the Closing, the foregoing restrictions in this Section 5.13 shall not apply to the use by the Buyers of any documents or information related to the Group Companies and included in assets of the Group Companies.
Section 5.14    OIG Consent.
(a)    Within five (5) Business Days following the date hereof, the Sellers shall, or shall cause the Company to, notify the OIG and its designees of the Parties’ entry into this Agreement and the transactions contemplated hereby in accordance with the notification contemplated by the Company’s Corporate Integrity Agreement (the “CIA”).
(b)    As promptly as practicable thereafter, the Parties shall (a) provide all required submissions to the OIG in connection with the transactions contemplated hereby and as otherwise  required by the CIA and (b) use their respective reasonable best efforts to obtain the OIG’s written consent (including in the form of an email) that the obligations set forth in the CIA will (i) only apply to the Group Companies’ business following the Closing, (ii) not make the Buyers or any of their Affiliates (other than the Group Companies following the Closing) “Covered Persons” (as defined in the CIA) under the CIA to the extent that such Persons are reasonably deemed by the Group Companies (consistent with the Buyers’ obligations pursuant to Section 5.14(d)) not to be furnishing patient care items or services or to be performing billing or coding functions on behalf of the Group Companies, (iii) not make the Buyers or any of their Affiliates (other than the Group Companies following the Closing) “Arrangements Covered Persons” under the CIA to the extent that such Persons are reasonably deemed by the Group Companies (consistent with the Buyers’ obligations pursuant to Section 5.14(d)) not to be directly involved with the development, approval, management or review of the Group Companies’ “Arrangements” (as defined in the CIA), and (iv) not require any obligations or certifications of the Buyers’ or their Affiliates’ (other than the Group Companies following the Closing) board of directors (or similar governing body), or their individual directors, managers, officers or senior management (vice president level or higher), pursuant to sections III.A.2, III.A.3 and/or III.A.4 of the CIA, unless such individuals are also designated by the Buyers or the Group Companies as either members of the Group Companies’ “Compliance Committee” (as defined in the CIA), members of the Group Companies’ board of directors or “Certifying Employees” (as defined in the CIA), in each case consistent with the Buyers’ obligations pursuant to Section 5.14(d) (in which case their service in those roles will be governed by the terms of the CIA) (collectively, the “OIG Consent”).
(c)    Notwithstanding the foregoing, the Parties acknowledge that the OIG may provide that the requirements of the CIA will apply to any employees of the Buyers and their Affiliates that meet the CIA definition of “Covered Persons” or “Arrangements Covered Persons”

with respect to the obligations imposed by virtue of those designations under the CIA and the Buyers acknowledge and agree that any such provision by the OIG shall be reasonable and not inconsistent with the criteria of the OIG Consent.
(d)    In obtaining the OIG Consent, the Buyers shall use commercially reasonable efforts and take all commercially reasonable measures, including exercising flexibility in establishing reporting structures, (i) to develop and offer to the OIG (including following comments and other input from the OIG) a post-closing structure and operational plan for the Group Companies that would avoid or eliminate any impediments that might be asserted by the OIG with respect to issuing the OIG Consent and (ii) to work with the OIG in ensuring that the post-closing structure, management and integration plan, including the identification and designation of individuals to be subject to the CIA, result in the OIG Consent. Prior to a Party submitting any notifications, filings or other materials described in the immediately preceding sentence to the OIG, the submitting Party will provide copies thereof to the other Parties for review and comment, will reasonably consider any comments received from the other Parties thereon, and will otherwise work together in good faith with the other Parties in connection with all such actions and communications with the OIG. No Party may engage in ex parte communications with the OIG regarding the OIG Consent without the prior consent of the other Parties.   Each Party shall cooperate in good faith with the other Parties, consistent with this Section 5.14, to obtain the OIG Consent.
Section 5.15    Restrictive Covenants.
(a)    Each Seller covenants and agrees that, during the Restricted Period, neither such Seller nor any of its Affiliates will, directly or indirectly through any Person, as a principal, employee, partner, owner, member, officer, director, agent, consultant or otherwise, compete with, assist in any activity which competes with, or provide financial resources to any Person which competes with, the Restricted Business Activities anywhere in the Restricted Territory; provided, however, that a Seller or any of its Affiliates may acquire up to two percent (2%) of any company whose common stock is publicly traded on a national securities exchange or in the over-the-counter market so long as such Seller or Affiliate is not in control of, or a member of a group which controls, such Person. Each Seller acknowledges and agrees that the Group Companies conduct the Restricted Business Activities throughout the Restricted Territory and that to protect adequately the interests of the Buyers in the Group Companies, it is essential that any noncompetition covenant with respect thereto cover all Restricted Business Activities and the entire Restricted Territory for the duration of the Restricted Period. Notwithstanding anything in this Agreement or otherwise, this Section 5.15(a) (i) shall not apply to (A) Advent International Corporation or investment funds affiliated with Advent International Corporation (the “Advent Investors”) or (B) any portfolio company (other than the Sellers) in which any Advent Investor has a direct or indirect equity interest (the “Advent Portfolio Companies”) and (ii) shall terminate as to Mediq Holding B.V. and its Subsidiaries and any purchaser thereof (and the purchaser’s Affiliates) and be of no further force and effect upon the occurrence of a Seller Change of Control.
(b)    Each Seller covenants and agrees that, during the Restricted Period, neither such Seller nor any of its Affiliates will, directly or indirectly through any Person as a principal, employee, partner, owner, member, officer, director, agent, consultant or otherwise solicit, encourage to leave employment, recruit or hire any Restricted Employee or any person who at the time of such solicitation, encouragement, recruiting or hiring had been Restricted Employee within the previous twelve (12) months. Notwithstanding anything in this Agreement or otherwise, this Section 5.15(b) shall not apply to the Advent Portfolio Companies; provided that none of the Sellers, their Affiliates nor any of the Advent Investors shall cause or direct the Advent Portfolio Companies to take any action that would otherwise be prohibited by this Section 5.15(b).
(c)    Each Seller covenants and agrees that, during the Restricted Period, such Seller will not disparage the Buyers or the Group Companies or any of their respective members, managers/directors, officers or employees, or any of the Buyers’ or the Group Companies’ products or services in a manner that wrongfully interferes with, disrupts or attempts to disrupt the relationship, contractual or otherwise, between any Buyer or any Group Company and any other Person.
(d)    Each Seller acknowledges and agrees that the covenants and agreements made by such Seller in this Section 5.15 were a material inducement to the Buyers to enter into this Agreement and to perform their obligations hereunder, and that the Buyers would be irreparably damaged and would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if such Seller breached the provisions of this Section 5.15 applicable to such Seller. Each Seller has had the opportunity to consult with legal counsel regarding the covenants made by such Seller pursuant to this Section 5.15 and, based on such consultation, has determined and hereby acknowledges that such covenants are reasonable in terms of duration, scope and area of restrictions and are necessary to protect the goodwill of the Company and the substantial investment in the Group Companies made by the Buyers hereunder. Each Seller further acknowledges and agrees that: (i) the benefits to such Seller of the transactions contemplated by this Agreement are sufficient consideration to support his, her, or its agreements set forth in this Section 5.15; and (ii) the agreements set forth in this Section 5.15 are being entered into in connection with the sale of the Group Companies to the Buyers pursuant to this Agreement and not in connection with any employment arrangement between such Seller and the Buyers or the Group Companies.
(e)    In the event of any breach of the covenants set forth in this Section 5.15, each Seller agrees that the harm to Buyers and the Group Companies will be irreparable and will be without adequate remedy at law and therefore that injunctive relief with respect thereto will be appropriate in addition to any other legal remedies available, without the necessity of proving the inadequacy of legal damages or of posting a bond. Furthermore, upon any breach of the covenants set forth in this Section 5.15, the Restricted Period will be extended for a length of time equivalent to the period of breach (but, with respect to Section 5.15(a), in no event beyond a Seller Change of Control). In the event that a court of competent jurisdiction determines, in an action brought by or on behalf of the Buyers or the Group Companies that any of the foregoing provisions are unenforceable as stated, the Parties intend that such restrictions be modified to permit the maximum enforceable restriction on Sellers.
Section 5.16    280G Approval. The Company shall use commercially reasonable efforts to (a) secure from each Person who is a Disqualified Individual and who has the right to any payments or benefits that may, separately or in the aggregate, constitute “parachute payments” under

Section 280G of the Code (“280G Payments”) a waiver of such Person’s rights to any such payments and benefits (the “280G Waived Benefits”) so that all remaining payments and benefits applicable to such Disqualified Individual shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) submit to the relevant stockholders for approval in accordance with the stockholder approval rules of Section 280G of the Code any 280G Waived Benefits; provided, however, that any amounts or other entitlements that could be received by any Disqualified Individual in connection with agreements or arrangements entered into with the Buyers or their Affiliates, whether prior to, on or after the date hereof shall be disregarded for purposes of determining compliance with this Section 5.16 unless such agreements or arrangements (including all information required to determine the aggregate present value of the “parachute payments” (each, as defined in Section 280G of the Code) such person could receive thereunder) have been provided to the Company no later than fifteen (15) Business Days following the date hereof. All materials produced by the Company or its advisors in connection with the stockholder vote shall be provided to the Buyers reasonably in advance for the Buyers’ review and comment, which comments the Company shall consider in good faith and not unreasonably omit to reflect in the final versions of such documents.
ARTICLE VI

CONDITIONS TO OBLIGATIONS OF THE PARTIES
Section 6.1    Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party) at the Closing of the following conditions:
(a)    No Injunction. No applicable Law, preliminary or permanent injunction, writ or preliminary restraining order or any order of any nature enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition shall be in effect preventing the transactions contemplated by this Agreement; and
(b)    HSR Act. The applicable waiting periods under the HSR Act shall have expired or been terminated.
Section 6.2    Conditions to Obligations of the Sellers and the Company. The obligations of the Sellers and the Company to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (unless waived in writing, to the extent permitted by Law, by the Sellers) at the Closing of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Buyers contained in Article IV which are qualified as to materiality or “material adverse effect” shall be true, correct and complete in all respects, and such representations and warranties as are not so qualified shall be true, correct and complete in all material respects at and as of the date hereof and the Closing with the same effect as though made as of the Closing (except for representations and warranties that speak as of an earlier date, in which case such representations and warranties need only be true and correct in all respects or in all material respects, as applicable, as of such date);

(b)    Performance of Obligations. The Buyers shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by the Buyers on or prior to the Closing Date;
(c)    Officer’s Certificate. An authorized officer of each of the Buyers shall have executed and delivered to the Sellers a certificate, dated as of the Closing Date, certifying to the satisfaction of the conditions set forth in Section 6.2(a) and Section 6.2(b) hereof; and
(d)    Payments. The Buyers shall have made, or caused to be made, each of the payments set forth in Section 1.4.
Section 6.3    Conditions to Obligations of the Buyers The obligations of the Buyers to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (unless waived in writing, to the extent permitted by Law, by the Buyers) at the Closing of the following conditions:
(a)    Representations and Warranties. (i) The Fundamental Representations shall be true, correct and complete in all but de minimis respects at and as of the date hereof and the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case only as of such date), (ii) the other representations and warranties of the Company set forth in Article II and of the Sellers set forth in Article III shall be true, correct and complete as of the date hereof and the Closing with the same effect as though made as of the Closing (except to the extent expressly made as of an earlier date, in which case only as of such date), except, in the case of this clause (ii), where such failure to be true, correct and complete would not reasonably be expected to have a Material Adverse Effect (ignoring for the purposes of this Section 6.3(a) any qualification by “materiality”, or “Material Adverse Effect” or similar qualifier contained in such representations or warranties other than the words “Material Adverse Effect” as used in Section 2.8(b));
(b)    Performance of Obligations. The Company and the Sellers shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by the Company or the Sellers on or prior to the Closing Date;
(c)    Officer’s Certificate. The Sellers and the Company shall have delivered to the Buyers a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Sellers and the Company, certifying the satisfaction of the conditions set forth in Sections 6.3(a) and 6.3(b);
(d)    Consents. Each of the consents identified on Schedule 6.3(d) shall have been obtained in writing and shall be in full force and effect;
(e)    Notices. The Company shall have provided all notifications set forth on Schedule 5.2(e), and each such notification shall have been accepted and processed by the appropriate state authority or remain in processing without any active rejections or notices of deficiency regarding such notification;

(f)    No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect; and
(g)    OIG Consent. The Parties shall have received the OIG Consent.
Section 6.4    Frustration of Closing Conditions. None of the Parties may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement or by facts specific to such Party in relation to any such condition.
ARTICLE VII

CLOSING
Section 7.1    Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur as promptly as possible, and in any event no later than three (3) Business Days following the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article VI (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the satisfaction or waiver of such conditions) or on such other date as the Parties may agree in writing. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing shall take place at the offices of Ropes & Gray LLP, 800 Boylston Street, Boston, Massachusetts 02199, at 10:00 a.m. Boston, Massachusetts time, or at such other place or at such other time as the Parties may agree in writing.
Section 7.2    Closing Deliveries by the Sellers and the Company. At the Closing, the Sellers and the Company will deliver, or cause to be delivered, to the Buyers the following:
(a)    the certificate contemplated by Section 6.3(c);
(b)    an instrument of assignment of partnership interest with respect to the Interests;
(c)    the Escrow Agreement, duly executed by the Sellers
(d)    the Payoff and Release Documents and evidence of termination of the Hedging Indebtedness, and settlement of the close-out amounts relating thereto;
(e)    resignations of all directors, managers and officers of the Group Companies in office immediately prior to the Closing Date to the extent specified by the Buyers in writing no later than five (5) Business Days prior to the Closing Date, such resignations being effective as of the Closing;
(f)    Uniform Commercial Code termination statements, lease termination statements, releases and any other release or termination documents, in each case, in form and substance reasonably satisfactory to the Buyers, necessary to evidence that all Liens securing any outstanding Payoff Indebtedness have been, or will be released substantially concurrently with the Closing;
(g)    the certificate described in Section 5.6(i);
(h)    the Transition Services Agreement, duly executed by the Company and the Sellers; and
(i)    each other document or instrument required to be delivered by the Sellers or the Company at the Closing pursuant to this Agreement.
Section 7.3    Closing Deliveries by the Buyers. At the Closing, the Buyers will deliver, or cause to be delivered, to the Sellers and the Company (or at their direction) or to the Escrow Agent, as applicable, the following:
(a)    the Closing Cash Payment, Estimated Closing Transaction Expenses, Estimated Closing Indebtedness (other than Debt-Like Items) and the Indemnity Amount in accordance with Section 1.4;
(b)    the certificate contemplated by Section 6.2(c);
(c)    the Escrow Agreement, duly executed by the Buyers;
(d)    the Transition Services Agreement, duly executed by the Buyers; and
(e)    each other document or instrument required to be delivered by the Buyers at the Closing pursuant to this Agreement.
ARTICLE VIII

TERMINATION
Section 8.1    Termination. This Agreement may be terminated at any time at or prior to the Closing:
(a)    in writing, by mutual consent of the Parties;
(b)    by the Buyers if there has been a breach of any representation, warranty, covenant or other agreement made by the Sellers or the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.3(a) or Section 6.3(b) not being satisfied as of the Closing Date (a “Terminating Company Breach”) and (ii) shall not have been cured within twenty (20) days after written notice from the Buyers of such Terminating Company Breach is received by the Sellers (such notice to describe such Terminating Company Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that the Buyers are not then in material breach of any of their representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.2(a) or Section 6.2(b);
(c)    by the Sellers if there has been a breach of any representation, warranty, covenant or other agreement made by the Buyers in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in Section 6.2(a) or Section 6.2(b) not being satisfied as of the Closing Date (a “Terminating Buyer Breach”) and (ii) shall not have been cured within twenty (20) days after written notice from the Sellers of such Terminating Buyer Breach is received by the Buyers (such notice to describe such Terminating Buyer Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that neither the Sellers nor the Company are then in material breach of any of their respective representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 6.3(a) or Section 6.3(b); or
(d)    by written notice by any Party if the Closing has not occurred on or prior to the Outside Date for any reason other than delay and/or nonperformance of the Party seeking such termination.
Section 8.2    Procedure and Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by the Buyers, on the one hand, or the Sellers, on the other hand, written notice thereof shall forthwith be given to the other Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall be terminated and become void and have no effect, and there shall be no liability hereunder on the part of the Buyers, the Guarantor, the Sellers or the Company, except that this Section 8.2, Section 5.4 (Public Announcements) and Article X (other than Section 10.17) shall survive any termination of this Agreement. Nothing in this Section 8.2 shall (i) relieve or release any Party of any liability or damages arising out of such Party’s intentional and material breach of any provision of this Agreement or (ii) impair the right of any Party to compel specific performance by the other Party or Parties, as the case may be, of such Party’s obligations under this Agreement.
ARTICLE IX

INDEMNIFICATION
Section 9.1    Indemnification Obligations of the Sellers. Subject to the provisions of this Article IX, from and after the Closing, the Sellers shall indemnify, defend and hold harmless each of the Buyer Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to the following:
(a)    any breach of any representation or warranty made by the Company in Article II or by the Sellers in Article III or in any certificate delivered by such Party pursuant hereto;

(b)    any breach of any covenant, agreement, obligation or undertaking made in this Agreement by (i) the Company that is required to be performed on or prior to the Closing or (ii) the Sellers;
(c)    any Company Transaction Expenses that remain unpaid after the Closing;
(d)    any Closing Indebtedness that remains unpaid after the Closing;
(e)    (i) any Taxes of the Group Companies for any Pre-Closing Tax Period and (ii) any and all liability (as a result of Treasury Regulation Section 1.1502-6 or any analogous state or local regulation) for Taxes of a member of an affiliated, consolidated, combined or unitary group of which a Group Company is or was a member prior to the Closing Date or any person with whom any Group Company otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date; provided, however, that the indemnification under this Section 9.1(e) shall not be duplicative of any Taxes reflected in Net Working Capital, Company Transaction Expenses, Cash and Cash Equivalents, Indebtedness or Debt-Like Items hereunder; and
(f)    the items set forth on Schedule 9.1(f).
(g)    the items set forth on Schedule 9.1(g).
The Losses of the Buyer Indemnified Parties described in this Section 9.1 as to which the Buyer Indemnified Parties are entitled to indemnification are collectively referred to as “Buyer Losses”.
Section 9.2    Indemnification Obligations of the Buyers. Subject to the provisions of this Article IX, from and after the Closing, the Buyers shall indemnify, defend and hold harmless each of the Seller Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to the following:
(a)    any breach of any representation or warranty made by the Buyers in Article IV or in any certificate delivered by the Buyers pursuant hereto; and
(b)    any breach of any covenant, agreement, obligation or undertaking made by the Buyers in this Agreement.
Section 9.3    Indemnification Procedure.
(a)    Promptly after receipt by an Indemnified Party of a notice from a third party of a claim, dispute, or threatened or filed complaint or the threatened or actual commencement of any audit, investigation, lawsuit, action or proceeding (a “Third Party Claim”) with respect to which such Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party shall provide prompt written notice (and in any event within ten (10) Business Days after receiving written notice of the Third Party Claim) to the Buyers or the Sellers, whichever is the appropriate indemnifying Party hereunder (the “Indemnifying Party”); provided, that the failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such claim only if, and only to the extent that, such failure to notify the Indemnifying

Party results in (x) the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such claim or (y) material prejudice to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within thirty (30) days thereafter, to assume the defense of such Third Party Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel; provided that, prior to the Indemnifying Party assuming control of such defense it shall first verify to the Indemnified Party in writing that such Indemnifying Party shall be fully responsible for all liability relating to such claim for indemnification (subject to the limitations set forth herein) and that such Indemnifying Party shall provide full indemnification (subject to the limitations set forth herein) to the Indemnified Party with respect to such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification hereunder. In any Third Party Claim with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such Party’s own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of any matter the defense of which they are maintaining and to cooperate fully in good faith with each other with respect to the defense of any such matter. Notwithstanding the foregoing, the Indemnifying Party may not assume control of the defense of a Third Party Claim (i) involving potential criminal liability, (ii) in which equitable relief is sought against the Indemnified Party or that the Indemnified Party determines in good faith could reasonably be expected to materially adversely affect the Indemnified Party and that does not solely involve, and does not continue to solely involve, monetary damages (other than immaterial equitable relief or other immaterial non-monetary claims that are ancillary to a claim for monetary damages), (iii) if the Indemnified Party has been advised by counsel that an actual conflict exists between the Indemnifying Party and the Indemnified Party in connection with the defense of such third Person claim and, in the reasonable judgment of counsel to the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party, (iv) if the Indemnified Party (if a Buyer Indemnified Party) reasonably believes potential Losses related thereto could likely exceed the Indemnity Amount, unless the Indemnifying Party demonstrates to the reasonable satisfaction of the Indemnified Party that it has the capacity and financial resources to satisfy, and will satisfy, any indemnification obligation beyond the Deductible (if applicable) and Indemnity Amount that arises from such Third Party Claim or (v) involving a then current customer, supplier or employee of the Indemnified Party as an adverse party (the conditions set forth in clauses (i) through (v) are, collectively, the “Litigation Conditions”).  To the extent the Indemnifying Party elects not, or is not permitted under the terms hereof, to defend such proceeding, claim or demand, or abandons or fails to diligently pursue the defense of a Third Party Claim, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnifying Party (to the extent the Third Party Claim is indemnifiable pursuant to Article IX), and control the defense of such proceeding.  If (A) any of the Litigation Conditions come into existence or (B) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim, the Indemnified Party may assume its own defense, and seek indemnification hereunder for all reasonable costs and expenses paid or incurred in connection with such defense.

(b)    No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party.
(c)    If an Indemnified Party claims a right to payment pursuant to this Agreement not involving a Third Party Claim, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify in reasonable detail the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, arbitration, litigation or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, (i) if the Indemnifying Party is the Sellers, the Buyers and the Sellers shall execute joint written instructions directing the Escrow Agent to pay from the Indemnity Escrow Fund or, if such funds are insufficient, the Sellers shall pay to the Buyers in immediately available funds an amount equal to such claim as determined hereunder, in each case subject to the terms of this Article IX, and (ii) if the Indemnifying Party is the Buyers, the Buyers shall pay to the Sellers in immediately available funds an amount equal to such claim as determined hereunder, in each case subject to the terms of this Article IX.
(d)    The procedures governing any claims for indemnification with respect to Tax matters shall be governed by Section 5.6 and not this Section 9.3.
Section 9.4    Claims Period.
(a)    The Claims Period hereunder shall begin on the Closing Date and terminate on the date that is eighteen (18) months following the Closing Date. No claim for indemnification can be made after the expiration of the Claims Period; provided, if prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder (including a Third Party Claim) and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.
(b)    Notwithstanding Section 9.4(a), (i) the Claims Period for any claim under Section 9.1(a) arising out of any inaccuracy or breach of the representations and warranties of the Company contained in Section 2.13 (Tax Returns; Taxes) or for any claim under Section 9.1(e) shall continue until the date that is sixty (60) days following the expiration of the applicable statute of limitations; (ii) the Claims Period for any claim under Section 9.1(a) arising out of any inaccuracy or breach of the Fundamental Representations shall continue until sixty (60) days following the expiration of the applicable statute of limitations; (iii) the Claims Period for any claim under (x) Section 9.1(a) arising out of any breach of the representations and warranties of the Company contained in Section 2.15 (Licenses and Permits) or (y) Section 9.1(f) shall terminate on the earlier of (A) the three (3) year anniversary of the Closing Date and (B) the date on which a Seller Change of Control occurs but in any event no earlier than the two (2) year anniversary of the Closing Date; (iv) the Claims Period for any claim under Section 9.1(a) arising out of any breach of the representations and warranties of the Company contained in Section 2.22 (Health Care Regulatory Compliance) shall terminate on the earlier of (A) the three (3) year anniversary of the Closing Date and (B) the date on which a Seller Change of Control occurs but in any event no earlier than the eighteen (18) month anniversary of the Closing Date; (v) the Claims Period for any claim under Section 9.1(b) arising out of any breach of any covenants, agreements, obligations and undertakings to be performed after the Closing shall terminate on the date on which such covenants, agreements, obligations and undertakings have been fully performed in accordance with their respective terms; and (vi) the Claims Period for any claim of fraud with respect to the representations and warranties expressly set forth in this Agreement shall be unlimited.
Section 9.5    Liability Limits. Notwithstanding anything to the contrary set forth in this Agreement, a Party’s obligation to indemnify, defend and hold the Buyer Indemnified Parties and the Seller Indemnified Parties, as applicable, harmless under this Article IX shall be limited as follows:
(a)    no amounts of indemnity shall be payable pursuant to Section 9.1(a) (other than Buyer Losses arising out of or relating to representations and warranties of the Company contained in Section 2.13 (Tax Returns; Taxes) or Section 2.15 (Licenses and Permits) or the Fundamental Representations) or Section 9.1(g) to the Buyer Indemnified Parties unless (i) such claim (or series of related claims arising from the same underlying facts, event or circumstances) involves Buyer Losses (excluding Buyer Losses described in Section 9.5(f)) in excess of $50,000 and (ii) the aggregate of all Buyer Losses (excluding Buyer Losses described in Section 9.5(f)) in respect of claims for indemnity pursuant to Section 9.1(a) (other than Buyer Losses arising out of or relating to representations and warranties of the Company contained in Section 2.13 (Tax Returns; Taxes) or Section 2.15 (Licenses and Permits) or the Fundamental Representations) or Section 9.1(g) for which the Sellers would, but for this Section 9.5, be liable exceeds on a cumulative basis $2,000,000 (the “Deductible”), in which case the Buyer Indemnified Parties shall be entitled to recover only the amount of such Buyer Losses in excess of the Deductible; provided, that this clause (a) shall not apply to Buyer Losses arising out of or relating to claims of fraud with respect to the representations and warranties expressly set forth in this Agreement;
(b)    any indemnification obligation of the Sellers pursuant to this Article IX (other than obligations of the type described in Section 9.4(b)), shall be satisfied solely from the Indemnity Escrow Fund, and if the Indemnity Escrow Fund is insufficient to satisfy any amount of any such Buyer Loss, then such amount of such Buyer Loss shall remain unsatisfied and no Buyer Indemnified Party shall be entitled to recover any such shortfall from the Sellers;
(c)    except in the case of any amounts of indemnity payable for Buyer Losses arising out of or relating to the breach or inaccuracy of the Fundamental Representations or claims of fraud with respect to the representations and warranties expressly set forth in this Agreement, in no event shall the aggregate amount of all indemnity required to be paid by the Sellers pursuant to Section 9.1 exceed the Indemnity Amount;
(d)    in no event shall the aggregate amount of all indemnity required to be paid by the Sellers pursuant to Section 9.1 exceed the Purchase Price;
(e)    the amount of each claim for Buyer Losses by a Buyer Indemnified Party shall be deemed to be an amount equal to, and any payments by the Sellers pursuant to Section 9.1 shall be limited to, the amount of such Buyer Losses that remain after deducting therefrom any third party insurance proceeds and any indemnity, contributions or other similar payment actually recovered from any third party with respect thereto;
(f)    the amount of indemnity payable pursuant to Section 9.1 with respect to any Buyer Loss shall be reduced (without duplication) to the extent such Buyer Loss is reflected on the Final Closing Statement;
(g)    in any claim for indemnification under this Agreement, no Party shall be required to indemnify any Person for punitive or exemplary damages or any other Loss that is not reasonably foreseeable (other than any such punitive or exemplary damages or any other Loss awarded as a result of a Third Party Claim);
(h)    any Indemnified Party that becomes aware of a Loss for which it seeks indemnification under this Article IX shall be required to use commercially reasonable efforts to mitigate such Loss including taking any actions reasonably requested by the Indemnifying Party, and an Indemnifying Party shall not be liable for any Loss to the extent that it is attributable to the Indemnified Party’s failure to use commercially reasonable efforts to mitigate; provided, however, that notwithstanding the foregoing, no Indemnified Party shall be required to (i) take any action that could reasonably be expected to be materially detrimental to its reputation or its business, taken as a whole, or (ii) commence or initiate any action or otherwise make any claim against any then current customer or supplier of such Indemnified Party or of any of its Affiliates;
(i)    subject to Section 9.5(a), the liability of the Sellers for Buyer Losses shall be considered in the aggregate and shall be determined on a cumulative basis so Buyer Losses incurred under Article IX shall be combined with all other Buyer Losses incurred under Article IX for purposes of determining limitations on liability, including the maximum liability amounts described above;
(j)    to the extent permitted by Law, any indemnity payment or post-closing adjustment under Section 1.5 under this Agreement shall be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes; and
(k)    for purposes of determining the amount of any Loss arising from a breach of any representation or warranty contained in this Agreement (and for purposes of determining whether any such representation or warranty has been breached), the determination shall be made (i) net of any Tax benefit actually realized by the Indemnified Party and its Affiliates and that are attributable on a with and without basis to any such Losses and (ii) without regard to materiality, Material Adverse Effect, “except as would not reasonably be expected to be material to the Group Companies” or similar qualifications that may be contained therein (other than the words “Material Adverse Effect” as used in Section 2.8(b)).
Section 9.6    Exclusive Remedies. From and after the Closing, the provisions of this Article IX and Section 10.10 hereof set forth the exclusive rights and remedies of the Parties to seek or obtain damages or any other remedy or relief whatsoever from any party with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby.

Notwithstanding the foregoing, this Section 9.6 shall not operate to (a) interfere with or impede the operation of the provisions of Article I providing for the resolution of certain disputes relating to the Purchase Price between the Parties and/or by the Accounting Firm, (b) limit the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief pursuant to Section 10.10), (c) interfere with or impede the operation of Section 5.6(b) (with respect to resolutions by the Accounting Firm of objections involving Tax Returns) or Section 5.6(d), (d) limit the rights of the Indemnified D&O Persons pursuant to Section 5.7 or (e) limit the rights of the Buyer Indemnified Parties to seek or obtain damages for a breach of Section 5.13 or Section 5.15.
ARTICLE X

MISCELLANEOUS
Section 10.1    Fees and Expenses. Except as otherwise expressly provided herein, (a) the Buyers shall pay their own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel and (b) the Company Transaction Expenses shall be paid by the Company.
Section 10.2    Notices All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered in person or, by facsimile or by e-mail; provided that any facsimile or e-mail is promptly followed by a confirmation copy delivered pursuant to clause (b) or (c) of this Section 10.2, (b) on the next Business Day when sent by overnight courier, or (c) on the second succeeding Business Day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to the Buyers, the Guarantor or, following the Closing, the Company, to:
Barista Acquisition I, LLC
Barista Acquisition II, LLC
c/o Owens & Minor, Inc.
9120 Lockwood Boulevard
Mechanicsville, VA 23116
Attention: Chief Financial Officer
General Counsel
Fax: (804) 723-7113
Email: Randy.Meier@owens-minor.com
Nicholas.Pace@owens-minor.com

with a copy (which shall not constitute notice) to:
King & Spalding LLP
1180 Peachtree Street, NE
Atlanta, Georgia 30309
Attention: Seth H. Lundy
Justin M. King

Fax: (202) 626-3737
(404) 572-5133
Email: slundy@kslaw.com
jking@kslaw.com
If to the Sellers or, prior to the Closing, the Company, to:
Mediq Holding B.V.
Rijnzathe 10
3454 PV De Meern
The Netherlands
Attention: Rob Janse
Email: rob.janse@ mediq.com
with a copy (which shall not constitute notice) to:

Ropes & Gray LLP
Prudential Tower
800 Boylston Street
Boston, MA 02199
Attention: Amanda McGrady Morrison
R. Newcomb Stillwell
Facsimile: (617) 951-7050
Email: amanda.morrison@ropesgray.com
newcomb.stillwell@ropesgray.com
Section 10.3    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
Section 10.4    Binding Effect; Assignment This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties.
Section 10.5    No Third Party Beneficiaries. Except as otherwise provided in (i) Section 5.7 with respect to the Indemnified D&O Persons, (ii) Section 10.16 with respect to the Non‑Recourse Parties, (iii) Section 10.17 with respect to Ropes & Gray LLP and (iv) this Section

10.5, this Agreement is exclusively for the benefit of the Sellers, and their successors and permitted assigns, with respect to the obligations of the Buyers under this Agreement, and for the benefit of the Buyers, and their successors and permitted assigns, with respect to the obligations of the Sellers and the Company under this Agreement, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right.
Section 10.6    Section Headings. The Article and Section headings contained in this Agreement are exclusively for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.
Section 10.7    Consent to Jurisdiction, Etc. Each Party hereby irrevocably agrees that any Legal Dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10.7 is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party agrees that service of any process, summons, notice or document by US registered mail to such Party’s respective address set forth in Section 10.2 shall be effective service of process for any Legal Dispute in the State of Delaware with respect to any matters for which it has submitted to jurisdiction pursuant to Section 10.7. Each Party hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such Party is not subject thereto, except as otherwise provided in Section 10.16, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10.7 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

Section 10.8    Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), the Confidentiality Agreement, the Ancillary Documents and the other documents delivered pursuant to this Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement. Each Party acknowledges and agrees that, in entering into this Agreement, such Party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement (including the Schedules and Exhibits attached hereto), the Confidentiality Agreement and the certificates delivered pursuant to this Agreement.
Section 10.9    Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.
Section 10.10    Specific Performance. The Parties acknowledge that the rights of each Party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non‑breaching Party may have no adequate remedy at law. Accordingly, the Parties agree that such non‑breaching Party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other Party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security), including any order, injunction or decree sought by the Company and/or the Sellers to cause the Buyers or the Guarantor to perform its agreements and covenants contained in this Agreement.
Section 10.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.
Section 10.12    Amendment; Modification. This Agreement may not be amended or modified except in a writing executed by the Buyers and the Sellers.
Section 10.13    Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.
Section 10.14    Schedules. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedules hereto is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
Section 10.15    Construction.
(a)    Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), and (vi) the terms “year” and “years” mean and refer to calendar year(s).
(b)    Unless otherwise set forth in this Agreement, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law, as amended, modified, supplemented or succeeded from time to time and in effect on the date hereof. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.
(c)    This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.
(d)    All payments contemplated by this Agreement shall be made in U.S. dollars.
Section 10.16    Non-Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as Parties to this Agreement in their capacities as such and no former, current or future stockholders, equity holders, controlling persons, directors, officers, employees, general or limited partners, members, managers, agents or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, agent or Affiliate of any of the foregoing (each, a “Non‑Recourse Party”) shall have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any representations made or alleged to be made in connection herewith. Without limiting the rights of any Party against the other Parties hereto, in no event shall any Party or any of its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party.

Section 10.17    Representation of the Sellers and their Affiliates. The Buyers agree, on their own behalf and on behalf of their Affiliates (including, following the Closing, the Group Companies), that, following the Closing, Ropes & Gray LLP may serve as counsel to Sellers and their Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Ropes & Gray LLP prior to the Closing Date of the Group Companies. The Buyers and the Company (on behalf of themselves and their Subsidiaries) hereby (a) waive any claim they have or may have that Ropes & Gray LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between the Buyers or the Group Companies, on the one hand, and the Sellers or their Affiliates, on the other hand, Ropes & Gray LLP may represent the Sellers and their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to the Buyers or the Group Companies and even though Ropes & Gray LLP may have represented the Group Companies in connection with matters related to this Agreement or the transactions contemplated hereby. The Buyers represent that the Buyers’ own attorney has explained and helped the Buyers evaluate the implications and risks of waiving the right to assert a future conflict against Ropes & Gray LLP, and the Buyers’ consent with respect to this waiver is fully informed.  The Buyers and the Company (on behalf of themselves and their Subsidiaries) also further agree that, as to all communications that occur before the Closing between or among Ropes & Gray LLP and the Group Companies, the Sellers or the Sellers’ Affiliates and representatives, and that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Sellers and may be controlled by the Sellers and shall not pass to the Buyers or the Group Companies. In addition, if the Closing occurs, all of the client files and records in the possession of Ropes & Gray LLP related to this Agreement and the transactions contemplated hereby shall continue to be property of (and be controlled by) the Sellers. Notwithstanding the foregoing, in the event that a dispute arises between the Buyers, the Group Companies and a third party other than a party to this Agreement after the Closing, the Group Companies may assert the attorney-client privilege to prevent disclosure of confidential communications by Ropes & Gray LLP related to this Agreement and the transactions contemplated hereby to such third party; provided, however, that the Group Companies may not waive such privilege without the prior written consent of the Sellers.
Section 10.18    DISCLAIMER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE: (a) THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY EXPRESSLY SET FORTH IN ARTICLE II AND ARTICLE III AND IN THE CERTIFICATES DELIVERED PURSUANT TO SECTION 6.3(c) ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO THE BUYERS OR THEIR AFFILIATES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (a) ABOVE, NONE OF THE SELLERS, THE COMPANY OR ITS SUBSIDIARIES OR ANY NON-RECOURSE PARTY HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR

IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE II AND ARTICLE III HEREOF AND IN THE CERTIFICATES DELIVERED PURSUANT TO SECTION 6.3(c), ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED. THE BUYERS REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, THEY ARE NOT RELYING UPON ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE SELLERS AND THE COMPANY AS SET FORTH IN ARTICLE II AND ARTICLE III HEREOF AND IN THE CERTIFICATES DELIVERED PURSUANT TO SECTION 6.3(c), AND THAT THE BUYERS SHALL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”.
Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by the Buyers, on behalf of themselves and their Affiliates, that any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by the Sellers or the Company, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article II or Article III hereof and in the certificate delivered pursuant to Section 6.3(c) as a representation and warranty by (and only by) the Sellers or the Company.
Section 10.19    Due Diligence Review. The Buyers acknowledge, covenant and agree, on behalf of themselves and their Affiliates: (a) that they have completed to their satisfaction their own due diligence investigation, and based thereon, formed their own independent judgment with respect to the Company and its Subsidiaries, (b) that they have been furnished with or given full access to such documents and information about the Company and its Subsidiaries and their respective businesses and operations as they and their representatives and advisors have deemed necessary to enable them to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, (c) that in entering into this Agreement, they have relied solely upon their own investigation and analysis and the representations and warranties of the Sellers and the Company expressly contained in Article II or Article III hereof and in the certificate delivered pursuant to Section 6.3(c) and (d) that, except for the representations and warranties of the Sellers and the Company expressly contained in Article II or Article III hereof and in the certificate delivered pursuant to Section 6.3(c), (x) no representation or warranty has been or is being made by the Sellers, the Company or any other Person as to the accuracy or completeness of any of the information provided or made available to the Buyers or any of their representatives and advisors and (y) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, the Buyers are familiar with such uncertainties, the Buyers are taking full responsibility for making their own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to them or any of their respective agents or representatives, the Buyers have not relied and shall not rely on such information, and the Buyers shall not assert, and shall cause their Affiliates not to assert, any claims against the Sellers, the Company and its Subsidiaries or the Non-Recourse Parties with respect thereto.
Section 10.20    Performance Guaranty. Subject to the prior satisfaction of any conditions to the obligations of the Buyers set forth herein, the Guarantor unconditionally and irrevocably agrees to take any and all actions necessary to cause the Buyers to perform all of their covenants, agreements and obligations under this Agreement, including with respect to the consummation of the transactions contemplated by this Agreement and the payment of consideration hereunder, indemnification and all other covenants, agreements and obligations of the Buyers under this Agreement, and the Guarantor shall be liable for any breach by the Buyers of any such covenant, agreement or obligation. The Guarantor represents and warrants that (a) it has all corporate power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly and validly authorized and approved by all necessary corporate action by it and (c) this Agreement is a valid and binding commitment of the Guarantor, enforceable in accordance with its terms.
[Signatures follow on next page.]

IN WITNESS WHEREOF, the Parties have executed this Interest Purchase Agreement on the day and year first above written.

THE SELLERS:                    MEDIQ B.V.
By:     Mediq Holding B.V., its sole director

By: /s/ J.G. Janssen
Name:    J.G. Janssen
Title:     Managing Director and CFO

MEDIQ INTERNATIONAL B.V.

By: /s/ J.G. Janssen
Name:    J.G. Janssen
Title:     Managing Director and CFO

THE COMPANY:                    MEDIQ USA HOLDINGS
By:     Mediq B.V. and Mediq International
B.V., its partners

By: /s/ J.G. Janssen
Name:     J.G. Janssen
Title:     Managing Director and CFO of
Mediq Holding B.V., sole director of Mediq B.V.; and
Managing Director and CFO of Mediq International B.V.

Signature Page to Interest Purchase Agreement

THE BUYERS:                    BARISTA ACQUISITION I, LLC

By: /s/ Richard A. Meier
Name: Richard A. Meier
Title: President

BARISTA ACQUISITION II, LLC

By: /s/ Richard A. Meier
Name: Richard A. Meier
Title: President

THE GUARANTOR:                    OWENS & MINOR, INC.
solely for the purposes of Section 10.20

By: /s/ Richard A. Meier
Name: Richard A. Meier
Title: Executive Vice President, Chief Financial Officer & President, International

Signature Page to Interest Purchase Agreement

EXHIBIT A
DEFINITIONS
For purposes of this Agreement, each of the following terms (including the singular and plural thereof, as applicable) shall have the meaning set forth below:
“Acquisition Proposal” means any offer or proposal for, or any indication of interest in, any of the following (other than the consummation of the transactions contemplated under this Agreement): (a) any direct or indirect acquisition or purchase of all or any portion of the Interests of the Company or the Equity Interests of any of the Group Companies or all or any substantial portion of the assets of the Company or any of the Group Companies, (b) any merger, consolidation or other business combination relating to the Company or any of the Group Companies or (c) any recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of the Group Companies.
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person. For purposes hereof, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Equity Interests, voting securities or other ownership interests, by contract or otherwise.
“Ancillary Documents” means the Escrow Agreement and the Transition Services Agreement.
“Balance Sheet Date” means the date of the Interim Balance Sheet.
“Business Associate Agreement” means a “business associate contract” as such term is used in HIPAA, including at 45 C.F.R. §§ 164.308(b), 164.314(a) and 164.504(e).
“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in the city of New York, New York or Amsterdam.
“Buyer Ancillary Documents” means the Ancillary Documents to which any Buyer is a party.
“Buyer Indemnified Parties” means the Buyers and their Affiliates, each of their respective officers, directors, members, managers, shareholders, employees, agents, trustees and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.
“Cash Deficit” means the amount, if any, by which the Estimated Closing Cash is greater than the Final Closing Cash (as set forth on the Final Closing Statement).

“Cash Surplus” means the amount, if any, by which the Final Closing Cash (as set forth on the Final Closing Statement) is greater than the Estimated Closing Cash.
“Cash and Cash Equivalents” means the cash, commercial paper, checks held for deposit or deposited that have not yet cleared, other wire transfers and drafts deposited or received and available for deposit, other bank deposits, treasury bills, short term investments and cash equivalents (determined in accordance with IFRS), net of any outstanding checks that have not yet cleared to the extent that the amounts payable in respect of such outstanding checks are not included as a Current Liability in the calculation of Net Working Capital, of the Group Companies as of the close of business on the day immediately prior to the Closing.
“Chief Financial Officer” means the Chief Financial Officer of the Company.
“Claims Period” means the period during which a claim for indemnification may be asserted under Article IX by an Indemnified Party.
“Closing Cash Payment” means the Base Purchase Price, minus (a) the Estimated Closing Indebtedness, minus (b) the Estimated Net Working Capital Deficit (if any), plus (c) the Estimated Net Working Capital Surplus (if any), minus (d) the Estimated Closing Company Transaction Expenses, plus (e) the Estimated Closing Cash, minus (f) the Indemnity Amount.
“Code” means the United States Internal Revenue Code of 1986, as amended, or any successor Law.
“Company Ancillary Documents” means the Ancillary Documents to which any Group Company is a party.
“Commercially Available Software” means any computer software (whether licensed or provided as a service) that is generally commercially available on standard or customary terms, has an annual license, service or maintenance fee of less than $50,000 and is used by any of the Group Companies.
“Company Benefit Plan” means each Employee Benefit Plan that is sponsored, maintained, contributed to or required to be maintained or contributed to by any Group Company.
“Company IP Agreements” means the Inbound Licenses and Outbound Licenses, collectively.
“Company Material Contracts” means the following Contracts to which any Group Company is a party (other than the Company Benefit Plans set forth on Schedule 2.16(a)): (a) all Contracts, including any contract with a Third Party Payor, that individually involve payments to or from any Group Company, collectively, in excess of $1,000,000 on an annual basis; (b) any employment Contract with any employee of any Group Company that is not terminable at-will (other than standard employee confidentiality or non-disclosure agreements); (c) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures or any other contracts relating to the borrowing of money; (d) (i) all Leases and (ii) all other leases or licenses involving any properties or assets (whether personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $500,000 individually by any Group Company; (e) any agreement to indemnify any current or former shareholder, director, officer or employee of the Company or any Company Subsidiary; (f) any joint venture, research and development or limited partnership agreement or arrangement involving a sharing of profits, losses, costs or liabilities by any Group Company with any other Person, and any Contract relating to the ownership, management or control of any Person in which any Group Company owns any Equity Interests; and (g) all Contracts with Material Customers and Material Suppliers.
“Company Registered Intellectual Property” means (a) all registered trademarks and pending trademark and service mark applications owned by any of the Group Companies, (b) all registered copyrights owned by any of the Group Companies, (c) all domain names owned by any of the Group Companies, and (d) all registered patents and pending patent applications owned by any of the Group Companies.
“Company Software” means any software owned by a Group Company other than Commercially Available Software.
“Company Subsidiary” means any direct or indirect wholly-owned Subsidiary of the Company.
“Company Transaction Expenses” means (a) any “single-trigger” severance, change of control, bonus or other payments payable by the Group Companies to any current or former director, officer or employee of the Group Companies or any of their Affiliates (including any such payments contemplated by Schedule A-2 but excluding any such payments pursuant to the Retention Agreements or other amounts payable pursuant to agreements or arrangements entered into by the Buyers), in each case, as a result of the transactions contemplated by this Agreement (including “success fees” or stay bonuses, or severance payments and any gross up payment relating to Taxes, interest or penalties relating thereto), together with the employer paid portion of any employment and payroll Taxes thereon, (b) any investment banking fees and expenses, commissions, advisory fees, legal fees and expenses, accounting fees and expenses and other third party advisory or consulting fees and expenses of the Group Companies and the Sellers payable in connection with the transactions contemplated by this Agreement, and (c) the Tail Premium, in the case of each of clauses (a) through (c), to the extent unpaid as of the Closing. For the avoidance of doubt, nothing in this definition shall require any Company Transaction Expense to be paid to the extent such payment would be duplicative.
“Company Transaction Expenses Deficit” means the amount, if any, by which the Final Closing Company Transaction Expenses is greater than the Estimated Closing Company Transaction Expenses.

“Company Transaction Expenses Surplus” means the amount, if any, by which the Estimated Closing Company Transaction Expenses is greater than the Final Closing Company Transaction Expenses.
“Confidentiality Agreement” means that certain confidentiality agreement, dated October 18, 2016, between the Guarantor and Mediq Holding B.V.
“Contract” means any legally enforceable written or oral agreement (as amended, supplemented or otherwise modified from time to time) to which any Group Company is a party or by which any Group Company is bound.
“Current Assets” means total current assets of the Group Companies, on a consolidated basis, calculated in accordance with the Working Capital Rules and, except as otherwise specified in Exhibit B or Exhibit C, consistent with the specific line items or accounts set forth on Exhibit C.
“Current Liabilities” means total current liabilities of the Group Companies, on a consolidated basis, calculated in accordance with the Working Capital Rules and, except as otherwise specified in Exhibit B or Exhibit C, consistent with the specific line items or accounts set forth on Exhibit C.
“Debt-Like Items” means items set forth on Schedule A-1.
“Disqualified Individual” means any “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) with respect to the Company or any of the Company Subsidiaries.
“Employee Benefit Plan” means each (i) “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, (ii) post-employment or post-retirement health, medical, life insurance or other welfare benefit plan, program, policy or arrangement, (iii) bonus, incentive, deferred compensation or equity or equity-based compensation plan, program, policy or arrangement, (iv) change in control, retention, severance or termination plan, program, policy or arrangement or (v) other material compensation or benefit plan, program, policy or arrangement, whether or not subject to ERISA, and whether oral or written, formal or informal, funded or unfunded.
“Environmental Laws” means any and all Laws, orders, decisions or rules of common law, consent decrees, or Licenses regulating or relating to protection of the environment (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, wildlife, plants or other natural resources or ambient air), human health, pollution control and Hazardous Substances.
“Environmental Permits” means all Licenses applicable to any Group Company issued pursuant to Environmental Laws.

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right, preemptive right, call right or other Contract which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Agent” means U.S. Bank.
“Escrow Agreement” means the Escrow Agreement, by and among the Buyers, the Sellers, and the Escrow Agent, substantially in the form attached hereto as Exhibit E, with such revisions as may be discussed and mutually agreed by the Buyers, the Sellers, and the Escrow Agent in good faith following the date hereof.
“Estimated Net Working Capital Deficit” means the amount, if any, by which the Target Net Working Capital is greater than the Estimated Closing Net Working Capital (as set forth on the Closing Date Financial Certificate).
“Estimated Net Working Capital Surplus” means the amount, if any, by which the Estimated Closing Net Working Capital (as set forth on the Closing Date Financial Certificate) is greater than the Target Net Working Capital.
“Existing Credit Facility” means that certain Senior Facilities Agreement originally dated 29 January 2013 and most recently amended and restated on 12 August 2016 between, amongst others, Mediq B.V., as borrower, certain guarantors party thereto, the lenders party thereto from time to time and Coöperatieve Rabobank U.A., as agent and security agent.
“Federal and State Health Care Laws” means: (i) the federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the False Claims Act (31 U.S.C. § 3729 et seq.), the False Statements Accountability Act (18 U.S.C. § 1001), the Program Fraud and Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Food, Drug and Cosmetic Act of 1938, as amended; (ii) HIPAA, (iii) any state and local Laws regulating the privacy or security of Personal Data, in each case as amended from time to time; (iv) any state analogs of the foregoing statutes; and (v) those rules, codes, regulations, decrees, treaties, standards, guidelines, binding guidance, court decisions, injunctions, ordinances or orders pursuant to, or otherwise arising under, any such state analogs and foregoing statutes that have the force or effect of law.
“Federal Health Care Program” means as provided in 42 U.S.C. §1320a-7b(f), as amended from time to time.

“Final Closing Cash” means the aggregate amount of Cash and Cash Equivalents set forth in the Final Closing Statement.
“Final Closing Company Transaction Expenses” means the aggregate amount of Company Transaction Expenses set forth in the Final Closing Statement.
“Final Closing Indebtedness” means the aggregate amount of the outstanding amounts of Indebtedness and Debt-Like Items of the Group Companies as of immediately prior to the Closing set forth in the Final Closing Statement.
“Final Closing Net Working Capital” means the aggregate amount of Net Working Capital set forth in the Final Closing Statement.
“Final Closing Statement” means the Preliminary Closing Statement as finally determined pursuant to Section 1.5.
“Final Deficit” means the amount, if any, by which (a) the sum of (i) the Net Working Capital Deficit, if any, (ii) the Cash Deficit, if any, (iii) the Indebtedness Deficit, if any, and (iv) the Company Transaction Expenses Deficit, if any, is greater than (b) the sum of (i) the Net Working Capital Surplus, if any, (ii) the Cash Surplus, if any, (iii) the Indebtedness Surplus, if any, and (iv) the Company Transaction Expenses Surplus, if any.
“Final Surplus” means the amount, if any, by which (a) the sum of (i) the Net Working Capital Surplus, if any, (ii) the Cash Surplus, if any, (iii) the Indebtedness Surplus, if any, and (iv) the Company Transaction Expenses Surplus, if any, is greater than (b) the sum of (i) the Net Working Capital Deficit, if any, (ii) the Cash Deficit, if any, (iii) the Indebtedness Deficit, if any, and (iv) the Company Transaction Expenses Deficit, if any.
“Fundamental Representations” means the representations and warranties of the Company set forth in Section 2.1 (Organization); Section 2.2 (Authorization); Section 2.3 (Capitalization); Section 2.4 (Company Subsidiaries); Section 2.19 (Certain Fees), and the representations and warranties of the Sellers set forth in Section 3.1 (Organization); Section 3.2 (Authorization); Section 3.4 (Ownership of Interests); and Section 3.6 (Certain Fees).
“GAAP” means generally accepted accounting principles in the United States.
“Governmental Entity” means any national, federal, state, county, municipal or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.
“Governmental Payor” means Medicare, Medicaid, TRICARE/CHAMPUS, or any other federal health care program as defined by 42 U.S.C. 1320a-7b.

“Group Companies” means, collectively, the Company and each of the Company Subsidiaries.
“Hazardous Substance” means any waste, any hazardous waste, any biomedical waste, any universal waste, any pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the generation, storage, transportation, use, handling or disposal of which is governed by or subject to applicable Environmental Law.
“Hedging Arrangements” shall mean (i) the Interest Rate Swap with reference number 4553964UK, concluded between the Company and Commerzbank AG, trade date March 1, 2013 and termination date February 13, 2018 (in the original notional amount EUR 12,000,000) and (ii) the Interest Rate Swap with reference number 13U02382 / CD30202014, concluded between the Company and Coöperatieve Rabobank U.A., trade date March 1, 2013 and termination date February 13, 2018 (in the original notional amount EUR 12,000,000.00).
“Hedging Indebtedness” shall mean any net settlement amount of the Company and the Company Subsidiaries under the Hedging Arrangements, it being understood that any net settlement in favor of the Company will result in a reduction to Indebtedness.
“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996, and (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009), in each case with respect to the Laws described in clauses (a) and (b) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IFRS” means international financial reporting standards, as in effect from time to time.
“Inbound License” means each material Contract pursuant to which any Group Company has been granted any license, option or similar right relating to Intellectual Property of another Person (including with respect to the Intercompany IP) or is materially restricted in its use of Intellectual Property.
“Indebtedness” means, without duplication, with respect to any Person, all obligations of such Person (i) for borrowed money (including all obligations in respect of principal, accrued interest, penalties, redemption or prepayment penalties, breakage costs, fees and premiums), (ii) evidenced by notes, bonds, debentures, hedging or swap arrangements or similar contracts or instruments, (iii) for the deferred purchase price of assets, property, goods or services (other than trade payables, or accruals incurred in the Ordinary Course) and with respect to any conditional sale, title retention, consignment or similar arrangements, (iv) by which such Person assured a creditor against loss, including letters of credit and bankers’ acceptances, in each case to the extent drawn upon or payable and not contingent, (v) any interest rate swap, forward contract or other hedging arrangement, including the Hedging Indebtedness, (vi) all obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to IFRS, and (vii) in the nature of guarantees of the obligations described in clauses (i) through (vi) above of any other Person, in each case excluding intercompany indebtedness (i.e., for the avoidance of doubt, indebtedness between and among only the Group Companies). Indebtedness shall exclude Debt-Like Items, and shall be reduced by the amount of any net settlement of the Hedging Indebtedness in favor of the Company.
“Indebtedness Deficit” means the amount, if any, by which the Final Closing Indebtedness is greater than the Estimated Closing Indebtedness.
“Indebtedness Surplus” means the amount, if any, by which the Estimated Closing Indebtedness is greater than the Final Closing Indebtedness.
“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party.
“Indemnity Amount” means an amount equal to $35,000,000.
“Indemnity Escrow Fund” has the meaning given to such term in the Escrow Agreement.
“Intellectual Property” means all intellectual property and associated rights in any jurisdiction throughout the world, including: (a) trademarks, service marks, trade names, business names, slogans, logos, trade dress or other indicia of origin; (b) Internet domain names or Internet websites; (b) patents; (c) copyrights, works of authorship (whether or not copyrightable) and designs; (d) trade secrets and know-how, including all proprietary or confidential inventions, improvements, processes, methods, techniques, protocols, formulae, compositions, models, layouts, designs, drawings, plans, specifications, methodologies and other proprietary or confidential information; (e) software; (f) data, including Personal Data, whether or not publicly available and regardless of the source of its generation, and all compilations thereof, including databases and database rights, in any form (whether printed, electronic or otherwise) and (g) registrations and applications for, and all goodwill associated with, each of the foregoing.
“Intercompany IP” means all Company Intellectual Property owned by the Sellers or any of their Affiliates other than the Group Companies and all other Intellectual Property of another Person licensed by the Sellers or any of their Affiliates and used by any of the Group Companies.
“Knowledge” means (a) with respect to the Company, (i) the actual knowledge, after reasonable inquiry, of Perry Bernocchi, Marcel Overweel and Michelle Knowles and (ii)

the actual knowledge of Nick Piecora, Marianne Hines, Rick Livingston, Jeff Mignone, Neel Vadhan and John Ras and (b) with respect to the Sellers, the actual knowledge of Hans Janssen and Rob Janse.
“Law” means any laws, statutes, rules, codes, regulations, decrees, treaties, standards, binding guidance, court decisions, injunctions, ordinances or orders of, or issued by, applicable Governmental Entities.
“Legal Dispute” means any action, suit, litigation or proceeding between or among the Parties arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document, other than a proceeding before the Accounting Firm under Section 1.6.
“Licenses” means all licenses, permits, registrations, approvals, accreditations, certificates or other similar authorization required or issued by any Governmental Entity or on any Governmental Entity’s behalf, such Licenses including Medicare supplier numbers issued by the National Supplier Clearinghouse.
“Liens” means any mortgages, deeds of trust or deeds to secure debt, liens, pledges, security interests, hypothecations, charges, claims, judgments, conditional sale agreements, priority or other security agreement, Taxes, defects in title, easements, restrictions and encumbrances of any kind or nature whatsoever; provided that “Liens” shall not include restrictions on the transfer of securities arising under federal or state securities laws.
“Losses” of any person shall mean any and all damages, losses, judgments, settlements, liabilities, deficiencies, Taxes, costs and expenses asserted against, imposed upon or incurred by such person (including interest and penalties, and reasonable fees and expenses of attorneys, experts and consultants) in connection with any lawsuit, claim, counterclaim, action, arbitration or other proceeding.
“Material Adverse Effect” means any change, event, development, condition, effect or occurrence, taken individually or as a whole, that is or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, that the term “Material Adverse Effect” shall not include any change, event, development, condition, effect or occurrence to the extent caused by (a) changes or proposed changes in Laws, (b) changes in GAAP or IFRS, (c) actions or omissions of the Group Companies taken with the consent of the Buyers pursuant to this Agreement, (d) reasonable actions or omissions of the Group Companies in contemplation of the transactions contemplated by this Agreement or as expressly permitted by this Agreement or the documents entered into pursuant hereto, (e) general economic conditions, including changes in the financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or any disruption of such markets), in each case, in the United States or anywhere else in the world, (f) events or conditions generally affecting the industries in which the Group Companies operate, (g) global, national or regional political conditions, including national or international hostilities, acts of terror or acts of war, sabotage or terrorism or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, (h) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (i) any change or prospective change in any Group Company’s credit ratings, (j) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, (k) acts or omissions of the Buyers and their Affiliates or (l) the announcement or pendency of this Agreement or the transactions contemplated hereby or the identification of the Buyers in connection with the transactions contemplated hereby (provided, that (i) the matters described in clauses (a), (b), (e), (f), (g) and (h) shall be included in the term “Material Adverse Effect” only to the extent any such matter has a disproportionate impact or effect on the business, assets, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the same business as the Group Companies and (ii) clauses (i) and (j) will not prevent a determination that any change or effect underlying any such change or failure, as applicable, has resulted in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).
“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all Laws, manuals or requirements pertaining to such program, including (a) all federal statutes affecting such program, (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program, and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement, and requirements of all Governmental Entities promulgated in connection with such program that have the force and effect of law, in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all Laws, manuals or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program, and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative, reimbursement and requirements of all Governmental Entities promulgated in connection with such program that have the force or effect of law, in each case as the same may be amended, supplemented or otherwise modified from time to time.
“Net Working Capital” means (a) the consolidated Current Assets of the Group Companies, minus (b) the consolidated Current Liabilities of the Group Companies, in each case, as of the close of business on the day immediately prior to the Closing Date, determined in accordance with the Working Capital Rules.
“Net Working Capital Deficit” means the amount by which the Estimated Closing Net Working Capital is greater than the Final Closing Net Working Capital.

“Net Working Capital Surplus” means the amount by which the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital.
“OIG” means the Department of Health & Human Services Office of Inspector General.
“Ordinary Course” means the ordinary course of business of the Group Companies consistent with past practice of the Group Companies.
“Organizational Documents” means (a) the certificate of incorporation or formation, (b) bylaws or operating agreement, (c) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person, and (d) any amendment to any of the foregoing.
“Outbound License” means each material Contract pursuant to which any license, option or similar right relating to Company Intellectual Property has been granted by any Group Company to another Person.
“Outside Date” means the date that is 120 days following the date hereof; provided that (a) if on the third Business Day prior to the Outside Date, any of the Outside Date Extension Conditions shall not have been satisfied but all other conditions to Closing shall be satisfied or shall be capable of being satisfied upon satisfaction of such Outside Date Extension Conditions, then the Sellers or the Buyers shall have the right to extend the Outside Date an additional thirty (30) days (which, if so validly extended, shall become the “Outside Date” for all purposes under this Agreement) by notifying the other Parties in writing of such election before the Outside Date, and (b) if the Outside Date is extended pursuant to the preceding clause (a) and, on the third Business Day prior to the extended Outside Date, any of the Outside Date Extension Conditions shall not have been satisfied but all other conditions to Closing shall be satisfied or shall be capable of being satisfied upon satisfaction of such Outside Date Extension Conditions, then the Sellers or the Buyers shall have the right to extend the Outside Date an additional thirty (30) days (which, if so validly extended, shall become the “Outside Date” for all purposes under this Agreement) by notifying the other Parties in writing of such election before the Outside Date; provided, further, that the right to extend the Outside Date shall not be available to any Party whose intentional failure to fulfill any obligation of such Party under this Agreement shall have caused such condition not to be satisfied. For the avoidance of doubt, in no event shall the Outside Date be extended past the date that is 180 days following the date hereof.
“Outside Date Extension Conditions” means the conditions to Closing set forth in Sections 6.1(b), 6.3(d), 6.3(e) and 6.3(g).
“Participant” means any current or former director, officer, employee, contractor or consultant of the Company or any of the Company Subsidiaries.
“Payoff and Release Documents” means, collectively (a) with respect to the Hedging Arrangements, a payoff letter, termination statement or other similar document, including the calculation of the closing out amounts, in each case, in form and substance reasonably satisfactory to the Buyers, evidencing the aggregate amount of such outstanding Indebtedness (including any interest accrued thereon and any prepayment or similar penalties and fees and/or expenses associated with the prepayment of such outstanding Indebtedness on the Closing Date) and an agreement that, if such aggregate amount so identified is paid to the agent, on behalf of the lenders, on the Closing Date, the Hedging Arrangements shall be terminated and the Group Companies are released from all obligations thereunder and (b) with respect to the Existing Credit Facility, a deed of release or other similar document, in each case, in form and substance reasonably satisfactory to the Buyers, irrevocably and unconditionally releasing the Group Companies from all Indebtedness under the Existing Credit Facility, all security interests and/or liens granted in connection therewith and any and all other obligations under the Existing Credit Facility and the other financing documents related thereto.
“Payoff Indebtedness” shall mean all Indebtedness of the Group Companies outstanding under the Existing Credit Facility and the Hedging Arrangements.
“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings by or on behalf of any of the Group Companies and for which adequate reserves have been established on the Closing Date Financial Certificate, (b) statutory Liens of landlords with respect to Leased Real Property as to obligations which are not delinquent, (c) Liens of carriers, warehousemen, mechanics, materialmen, and repairmen incurred in the Ordinary Course as to obligations which are not delinquent, (d) zoning, building, or other restrictions and/or variances, none of which are violated in any material respect by any Leased Real Property, (e) covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which secure indebtedness for borrowed money, individually or in the aggregate, interfere in any material respect with the present use of or occupancy of the affected parcel by the applicable Group Company, (f) Liens securing Indebtedness for borrowed money which have been placed on Leased Real Property by third-party landlords under Leases and subordination and similar agreements with respect thereto and (g) in the case of Intellectual Property, non-exclusive, revocable licenses granted in the Ordinary Course, none of the terms of which are violated by the current use of any such Intellectual Property.
“Person” means any individual, partnership, joint venture, joint-stock company, corporation, trust, limited company, limited liability company, association, trust, firm, unincorporated organization or any other entity or any Governmental Entity.
“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Group Companies, is capable of identifying an individual) that is regulated or protected by one of more federal or state Laws concerning the privacy and/or security of personal data of or concerning an individual or the subject of data protection or security obligations of the Group Companies under any of their privacy policies or any material Contract entered into by any Group Company.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.
“Related Party” shall mean, with respect to any Person: (a) any Affiliate of such Person; (b) any Person that serves as a director, officer, partner, executor or trustee (or in similar capacity) or is a direct or indirect equity holder of such Person (or of any Affiliate of such Person); or (c) any Person with respect to which such Person serves as a general partner or trustee (or in a similar capacity).
“Release” means any spilling, leaking, pumping, pouring, leaching, emitting, emanating, emptying, discharging, injecting, escaping, migrating, dumping or disposing into, on, or through the environment.
“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, accountants, legal counsels, financial advisors, consultants or other advisors or representatives.
“Restricted Business Activities” means the business of providing direct-to-patient medical supplies and devices (including diabetes supplies and/or devices, ostomy supplies, wound care supplies, urology supplies, incontinence supplies, enteral nutrition products, and breast pumps) and other similar activities conducted by the Company Group as of the date hereof.
“Restricted Employee” means (a) each Person who is employed by a Group Company as a Vice President or in a more senior capacity, and (b) each other employee of a Group Company who is a party to a Retention Agreement.
“Restricted Period” means the period commencing on the Closing Date and ending on the two (2) year anniversary of the Closing Date.
“Restricted Territory” means the United States of America.
“Schedules” means the disclosure schedules to this Agreement.
“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the applicable rules and regulations thereunder.
“Seller Ancillary Documents” means the Ancillary Documents to which any Seller is a party.
“Seller Change of Control” means the time at which none of the Advent Investors nor any of their Affiliates collectively own in the aggregate, directly or indirectly, more than fifty percent (50%) of the Equity Interests of the Sellers (or any successor entities to the Mediq Holding B.V. business) which are then issued and outstanding.

“Seller Indemnified Parties” means the Sellers and their Affiliates, each of their respective officers, directors, members, managers, shareholders, employees, agents, trustees and representatives and each of the heirs, executors, successors and assigns of any of the foregoing.
“Subsidiary or Subsidiaries” means any Person of which the Company (or other specified Person) shall own directly or indirectly through a Subsidiary, a nominee arrangement or otherwise at least fifty percent (50%) or greater of the outstanding capital stock (or other shares or units of beneficial interest or other equity interests.
“Target Net Working Capital” means $8,095,991.
“Taxes” means all federal, state, local or non-U.S. taxes, including income, franchise, capital stock, real property, license, severance, occupation, premium, windfall profits, customs, duties, profits, alternative or add-on minimum, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added and all other taxes of any kind (including estimated taxes), whether disputed or not, and any charges, additions, interest or penalties imposed by any Governmental Entity with respect to any taxes, as well as any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.
“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information filed or required to be filed with a Governmental Entity in connection with Taxes, including any amendment thereof or any schedule or attachment thereto.
“Third Party Payor” means any Governmental Payor, private insurers, managed care plans, pharmacy benefit managers and any other Person or entity that presently, or in the future, maintains Third Party Payor Programs.
“Third Party Payor Programs” means all payment or reimbursement programs, sponsored or maintained by any Third Party Payor, in which any Group Company participates regardless of whether such Group Company is an in-network or out-of-network provider/supplier.
“Transition Services Agreement” means the Transition Services Agreement, by and among the Company and the Sellers, substantially in the form attached hereto as Exhibit F, with such revisions and additions to the services therein as may be discussed and mutually agreed by the Parties in good faith following the date hereof.
“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

Additionally, each of the following terms is defined in the Section set forth opposite such term:
Term    Section
280G Payments        5.16
280G Waived Benefits        5.16
401(k) Plan        5.12(a)
Accounting Firm        1.5(c)
Advent Investors        5.15(a)
Advent Portfolio Companies        5.15(a)
Agreement        Preamble
Antitrust Division        5.2(b)
Base Purchase Price        1.2(a)
Buyer A        Preamble
Buyer B        Preamble
Buyers        Preamble
Buyer Losses        9.1
Buyer Plans        5.12(c)
CIA        5.14(a)
Closing        7.1
Closing Cash        1.5(a)
Closing Company Transaction Expenses        1.5(a)
Closing Date        7.1
Closing Date Financial Certificate        1.3(a)
Closing Date Indebtedness Statement        1.3(b)
Closing Indebtedness        1.5(a)
Closing Net Working Capital        1.5(a)
Company        Preamble
Company Intellectual Property        2.10(b)
Company Released Parties        5.8(a)
Company Releasing Parties        5.8(b)
Confidential Information        5.13
Continuing Employee        5.12(b)
D&O Indemnifiable Claim        5.7(d)
Deductible        9.5(a)
Disputed Item        1.5(b)
Estimated Closing Cash        1.3(a)
Estimated Closing Indebtedness        1.3(b)
Estimated Closing Company Transaction Expenses        1.3(a)
Estimated Closing Net Working Capital        1.3(a)
Existing Condition        5.5(b)
Financial Statements        2.6
FTC        5.2(b)
Guarantor        Preamble

Indemnified D&O Persons        5.7(a)
Indemnifying Party        9.3(a)
Interests        Recitals
Interim Balance Sheet        2.6
Interim Financial Statements        2.6
IRS        2.16(a)
Key Employees        Recitals
Labor Laws        2.17(e)
Lease        2.9(c)
Leased Real Property        2.9(b)
Mediq        Preamble
Mediq International        Preamble
Non-Recourse Party        10.16
Notice of Disagreement        1.5(b)
OIG Consent        5.14(b)
Parties        Preamble
Party        Preamble
Preliminary Closing Statement        1.5(a)
Privacy Laws        2.22(h)
Privacy Restrictions        2.22(h)
Purchase Price        1.2
Released Parties        5.8(b)
Releasing Parties        5.8(b)
Retention Agreements        Recitals
Seller Released Parties        5.8(b)
Seller Releasing Parties        5.8(a)
Sellers        Preamble
Straddle Period        5.6(b)
Supplement        5.5(a)
Tail Premium        5.7(b)
Tax Claim        5.6(c)
Terminating Buyer Breach        8.1(c)
Terminating Company Breach        8.1(b)
Third Party Claim        9.3(a)
Working Capital Rules        1.3(a)